As filed with the Securities and Exchange Commission on March 3, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ArcelorMittal

(Exact name of registrant as specified in its charter)

ArcelorMittal

(Translation of registrant’s name into English)

Grand Duchy of Luxembourg	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

19, Avenue de la Liberté

L-2930 Luxembourg

Grand Duchy of Luxembourg

Telephone: (352) 4792-2414

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Marc Jeske, Esq.

ArcelorMittal USA Inc.

1 South Dearborn Street, 19th Floor

Chicago, IL 60603-9888

United States

Telephone: 1-312-899-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gamal M. Abouali, Esq. Cleary Gottlieb Steen & Hamilton LLP 12, rue de Tilsitt 75008 Paris France (33) 1 40 74 68 00	John Banes, Esq. Davis Polk & Wardwell 99 Gresham Street London EC2V 7NG United Kingdom (44) 20 7418 1300

Approximate date of commencement of proposed sale of the securities to the public:    From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/ Proposed Maximum Offering Price per Unit/ Proposed Maximum Offering Price	Amount of Registration Fee
Debt Securities	(1)	(2)

(1)	An indeterminate amount of debt securities as may be offered at indeterminate prices are being registered.
(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of the entire registration fee. In connection with the securities offered hereby, the registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b).

Debt Securities

ArcelorMittal may use this prospectus to offer debt securities from time to time.

You should read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 3, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the terms of those securities and their offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

ArcelorMittal is not making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. This document may only be used where it is legal to sell these securities.

You should not assume that the information contained in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus. ArcelorMittal’s business, financial condition, results of operations and prospects may have changed since that date.

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RISK FACTORS

An investment in the debt securities offered using this prospectus involves a high degree of risk. You should carefully consider the risks described below, and any risk factors included in the prospectus supplement, before making an investment decision. The Company’s business, financial condition and results of operations could be materially and adversely affected by any of these risks. The risks described below are those known to ArcelorMittal and that it currently believes may materially affect it.

Risks Related to the Global Economy and the Steel Industry.

The downturn in the global economy that accelerated during the second half of 2008 has caused a sharp reduction in worldwide demand for steel, and a protracted global recession or a depression would have a material adverse effect on the steel industry and ArcelorMittal.

ArcelorMittal’s activities and results are affected by international, national and regional economic conditions. Starting in September 2008, a steep downturn in the global economy, sparked by uncertainty in credit markets and deteriorating consumer confidence, has sharply reduced demand for steel products. This has had, and continues to have, a pronounced negative effect on ArcelorMittal’s business and results of operations.

If global macroeconomic conditions continue to deteriorate, the outlook of steel producers will worsen further. In particular, a significant and prolonged recession or depression in the United States and Europe, or significantly slower growth or the spread of recessionary conditions to emerging economies that are substantial consumers of steel (such as China, Brazil, Russia and India, as well as emerging Asian markets, the Middle East and the Commonwealth of Independent States (“CIS”) regions) would exact a heavy toll on the steel industry. Continued financial weakness among substantial consumers of steel products, such as the automotive industry (to which ArcelorMittal shipped approximately 15.2 million tonnes of steel in 2008) and the construction industry, or the bankruptcy of any large companies in such industries, would exacerbate the negative trend in market conditions. Despite ArcelorMittal’s size and global breadth, protracted declines in steel consumption caused by poor economic conditions in one or more of its major markets or by the deterioration of the financial condition of its key customers would have a material adverse effect on demand for its products and hence on its results.

The Company has announced and is implementing a variety of measures in response to the market downturn and the worldwide collapse in demand for steel products. These include: postponing target completion dates for the realization of previously announced shipment growth objectives; implementing a series of cost-reduction and productivity improvement measures in view of achieving $5 billion in cost savings over the next five years; implementing temporary cuts in steel production of up to 40-45% globally in order to seek to accelerate inventory reduction; and targeting a $10 billion reduction in “net debt” (i.e., long-term debt net of current portion plus payables to banks and current portion of long-term debt, less cash and cash equivalents, restricted cash and short-term investments) by the end of 2009. These initiatives may not prove sufficient, in terms of cost-reduction or in realigning ArcelorMittal’s production levels with reduced demand, to maintain ArcelorMittal’s profitability going forward.

A protracted fall in steel prices would have a material adverse effect on the results of ArcelorMittal, as could price volatility.

Steel prices are volatile and the global steel industry has historically been cyclical. After rising during 2007 and through the summer of 2008, steel prices in global markets fell sharply beginning in the late summer of 2008 as a result of collapsing demand and the resulting excess supply in the industry. The fall in prices during this period adversely affected the results of steel producers generally, including ArcelorMittal, as a result of lower revenues and writedowns of finished steel products and raw material inventories.

Steel prices are sensitive to trends in cyclical industries, such as the automotive, construction, appliance, machinery, equipment and transportation industries, which are the significant markets for ArcelorMittal’s products. In the past, substantial price decreases during periods of economic weakness have not always been offset by commensurate price increases during periods of economic strength. Although prices are expected to stabilize at some point, the timing and extent of price recovery or return to prior levels cannot be predicted. An eventual rebound in steel prices will likely depend on a broad recovery from the current global economic downturn, although the length and nature of business cycles affecting the steel industry have historically been unpredictable. If the downturn in steel prices were to be protracted, this would materially and adversely affect ArcelorMittal’s revenues and profitability including through possible further writedowns of steel product and raw materials inventories.

Excess capacity, resulting in part from expanded production in China and other developing economies in recent years, may hamper the steel industry’s recovery and prolong the downward cycle.

In addition to economic conditions and prices, the steel industry is affected by other factors such as worldwide production capacity and fluctuations in steel imports/exports and tariffs. Historically, the steel industry has suffered from substantial over-capacity, and it is possible in the context of the current downturn that global production levels will fail to adjust fully to rapidly falling demand or that production increases will outstrip demand increases in the early stages of recovery, resulting in an extended period of depressed prices and industry weakness.

ArcelorMittal has already made significant production cuts in response to the current economic crisis, as have other steel producers. ArcelorMittal also expects that consolidation in the steel sector in recent years should, as a general matter, help producers to maintain more consistent performance through the down cycle by preventing fewer duplicate investments and increasing producers’ efficiency, economies of scale and bargaining power with customers and suppliers. In the context of a severe and/or protracted economic downturn, however, the chronic overcapacity that plagued the industry during the period from 1973 to 2000 may re-emerge.

As demand for steel has surged in China, India and other emerging markets, steel production capacity in these markets has also surged, and China is now the largest worldwide steel producing country by a significant margin. In 2006, China became a net exporter of steel, exerting downward pressure on steel prices in the European and U.S. markets in that year, though its exports then slowed in 2007. In the second half of 2008, capacity expansion in the Chinese mills slowed and capacity utilization rates declined, resulting in decreased exports. In the future, however, any significant excess capacity in China and increased exports by Chinese steel companies would weigh on steel prices in many markets.

Volatility in the prices of raw materials, energy and transportation, including mismatches between trends in prices for raw materials and steel, as well as limitations on or disruptions in the supply of raw materials, could adversely affect ArcelorMittal’s profitability.

Steel production requires substantial amounts of raw materials and energy, including iron ore, coking coal and coke, scrap, electricity and natural gas. In recent years, and particularly in 2006, 2007, and through the first half of 2008, there was a sharp rise in the prices of a number of commodities essential for the process of steel-making. In particular, the annual benchmark price of iron ore rose 65% in 2008 due, among other things, to the dynamics of supply (concentration in the mining industry) and demand (including the surge in Chinese demand). Spot prices of iron ore have decreased sharply as a result of the global economic downturn and lower steel demand, and at year-end 2008 were 57% lower than they were in June 2008. The prices of coking coal, zinc and nickel, as well as scrap, have also decreased substantially during the last few months.

The availability and prices of raw materials may be negatively affected by, among other factors, new laws or regulations; suppliers’ allocations to other purchasers; business continuity of suppliers; interruptions in production by suppliers; accidents or other similar events at suppliers’ premises or along the supply chain; wars, natural disasters and other similar events; changes in exchange rates; consolidation in steel-related industries; the bargaining power of raw material suppliers; worldwide price fluctuations; and the availability and cost of transportation. The raw materials industry is highly concentrated and producers possessed substantial pricing power during the recent periods of high demand. Although ArcelorMittal has substantial captive sources of iron ore and coal from its own mines and has new mines under development, it also obtains a substantial portion of its raw materials requirements under long-term supply contracts (including with Brazilian mining company Companhia Vale do Rio Doce, now known as Vale). Any prolonged interruption in the supply of raw materials or energy, or substantial volatility in their costs that steel companies are not able to pass on to customers, could adversely affect the business, financial condition, results of operations or prospects of ArcelorMittal and other steel companies.

In addition, energy costs, including the cost of electricity and natural gas, make up a substantial portion of the cost of goods sold by steel companies. The price of energy has varied significantly in the past several years and may vary significantly in the future largely as a result of market conditions and other factors beyond the control of steel companies, including significant volatility in oil prices. Because the production of direct reduced iron and the re-heating of steel involve the use of significant amounts of natural gas, steel companies are sensitive to the price of natural gas and dependent on having access to reliable supplies.

Although the prices of raw materials have recently dropped along with the price of steel, and these prices are as a general matter highly correlated, there can be no guarantee that they will continue to move in tandem. In addition, ArcelorMittal sources a substantial portion of its raw materials through contracts with prices fixed annually, creating the risk of adverse differentials between its own production cost and steel price trends, such as that which occurred in late 2008 leading to a margin squeeze as well as provisions for certain raw material supply contracts. Moreover, if raw materials and energy prices rise significantly (whether due to scarcity of supply or other reasons) but prices for steel do not increase commensurately, it would have a negative effect on ArcelorMittal’s business, financial condition and results of operations or prospects.

Unfair practices in steel trade could negatively affect steel prices and reduce ArcelorMittal’s profitability.

ArcelorMittal is exposed to the effects of “dumping” and other unfair trade and pricing practices by competitors. Moreover, government subsidization of the steel industry remains widespread in certain countries, particularly those with centrally-controlled economies. As a consequence of the current global financial crisis, there is a risk of increased unfairly-traded steel imports into North America, Europe, and other markets in which ArcelorMittal produces and sells its products. Such imports could have the effect of reducing prices and demand for ArcelorMittal products.

National trade restrictions could reduce or eliminate ArcelorMittal’s access to steel markets.

ArcelorMittal has international operations and makes sales throughout the world and therefore its businesses have significant exposure to the effects of trade actions and barriers. Various countries have in the past instituted, or are currently contemplating the institution of, trade actions and barriers. ArcelorMittal cannot predict the timing and nature of similar or other trade actions. Because of the international nature of ArcelorMittal’s operations, it may be affected by any trade actions or restrictions introduced by any country in which it sells, or has the potential to sell, its products. Any such trade actions could materially and adversely affect ArcelorMittal’s business by reducing or eliminating ArcelorMittal’s access to steel markets.

Developments in the competitive environment in the steel industry could have an adverse effect on ArcelorMittal’s competitive position and hence its business, financial condition, results of operations or prospects.

The markets in which steel companies operate are highly competitive. Competition, whether from established market participants or new entrants such as exporters of excess capacity from markets such as China, could cause ArcelorMittal to lose market share, increase expenditures or reduce pricing, any one of which could have a material adverse effect on its business, financial condition, results of operations or prospects.

Competition from other materials could significantly reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

In many applications, steel competes with other materials that may be used as steel substitutes, such as aluminum (particularly in the automobile industry), cement, composites, glass, plastic and wood. Additional substitutes for steel products could significantly reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

ArcelorMittal is subject to stringent environmental laws and regulations that give rise to significant costs and liabilities, including those arising from environmental remediation programs.

ArcelorMittal is subject to a broad range of environmental laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent environmental protection standards regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, and the remediation of environmental contamination. The costs of complying with, and the imposition of liabilities pursuant to, environmental laws and regulations could be significant. Failure to comply could result in the assessment of civil and criminal penalties, the suspension of permits, requirements to curtail or suspend operations, and lawsuits by third parties. Despite ArcelorMittal’s efforts to comply with environmental laws and regulations, there remains a risk that environmental incidents or accidents may occur that may negatively affect its reputation or the operations of the relevant facility.

Compliance with environmental obligations may require additional capital expenditures or modifications in operating practices. For example, U.S. laws and regulations and EU Directives, as well as any new or additional environmental compliance requirements that may arise out of the implementation by different countries of the Kyoto Protocol (United Nations Framework on Climate Change, 1992) and future, more stringent greenhouse gas restrictions and emissions trading schemes, may require changes to the operations of steel facilities, further reductions in emissions and the purchase of emission rights.

ArcelorMittal also incurs costs and liabilities associated with the assessment and remediation of contaminated sites. In addition to the impact on current facilities and operations, environmental remediation obligations can give rise to substantial liabilities with respect to divested assets and past activities. This may be also the case for acquisitions when liabilities for past acts or omissions are not adequately reflected in the terms and price of acquisition. ArcelorMittal could become subject to further remediation obligations in the future, as additional contamination is discovered or cleanup standards become more stringent.

Costs and liabilities associated with mining activities include those resulting from tailings and sludge disposal, effluent management, and rehabilitation of land disturbed during mining processes. ArcelorMittal could become subject to unidentified liabilities in the future, such as those relating to uncontrolled tailings breaches or other future events or to underestimated emissions of polluting substances.

ArcelorMittal operations may be located in areas where communities may regard its activities as having a detrimental effect on their natural environment and conditions of life. Any actions taken by such communities in response to such concerns could compromise ArcelorMittal’s profitability or, in extreme cases, the viability of an operation or the development of new activities in the relevant region or country.

ArcelorMittal is subject to stringent health and safety laws and regulations that give rise to significant costs and liabilities.

ArcelorMittal is subject to a broad range of health and safety laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent health and safety protection standards regarding, among other things, employee health and safety. The costs of complying with, and the imposition of liabilities pursuant to, health and safety laws and regulations could be significant, and failure to comply could result in the assessment of civil and criminal penalties, the suspension of permits or operations, and lawsuits by third parties. Such failure to comply could also result in penalties resulting in the loss of key management, which may have a negative impact on ArcelorMittal’s business.

Despite ArcelorMittal’s efforts to comply with health and safety laws and regulations, there remains a risk that health and safety accidents may occur that may result in costs and liabilities and negatively impact ArcelorMittal’s reputation or the operations of the affected facility. Such incidents could include explosions or gas leaks, fires or collapses in underground mining operations, vehicular accidents, or other incidents involving mobile equipment. Such incidents could lead to production stoppages, loss of key personnel, the loss of key assets, or put employees or persons living in the surroundings of sites or mines at risk.

ArcelorMittal may continue to be exposed to increased operational costs due to the costs and lost time associated with the HIV/AIDS and malaria infection rates within our workforce in Africa and other regions. Because ArcelorMittal operates globally, ArcelorMittal may be affected by potential avian flu outbreaks in any of the regions in which it operates.

Under certain circumstances, authorities could require ArcelorMittal facilities to curtail or suspend operations based on health and safety concerns. For example, following accidents in 2006 and 2007 that resulted in numerous fatalities, the Kazakh government threatened to revoke the operating license of ArcelorMittal Temirtau unless certain additional safety measures are implemented at its facilities. ArcelorMittal is working on improvements agreed upon with the Kazakh government that are not yet completed; therefore the threat to revoke the operating license of ArcelorMittal Temirtau still exists.

Risks Related to ArcelorMittal.

ArcelorMittal has a substantial amount of indebtedness, which, along with adverse conditions prevailing in global credit markets, could make it more difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business.

As of December 31, 2008, ArcelorMittal had total debt outstanding of $34.1 billion, consisting of $8.4 billion of short-term indebtedness (including payables to banks and the current portion of long-term debt) and $25.7 billion of long-term indebtedness. As of December 31, 2008, ArcelorMittal had $7.6 billion of cash and cash equivalents, including short-term investments and restricted cash, and $5.8 billion available to be drawn under existing credit facilities (although $4.2 billion is earmarked under current Company policy as “back-up” for its commercial paper program). Substantial amounts of indebtedness mature in 2009 ($8.4 billion), 2010 ($8.1 billion), 2011 ($3.9 billion) and 2012 ($7.7 billion) although ArcelorMittal has recently secured refinancing commitments from banks for two “Forward Start” facilities (i.e., a committed facility to refinance an existing facility upon its maturity) that, if drawn, would effectively extend the maturities of $4.8 billion of lines of credit (drawn and undrawn) to 2012 (from original maturity dates ranging from 2009 to 2011).

In response to the downturn in the global steel market and difficult credit market conditions, ArcelorMittal is targeting a reduction in “net debt” (i.e., long-term debt net of current portion plus payables to banks and current portion of long-term debt, less cash and cash equivalents, restricted cash and short-term investments) of $10 billion by the end of 2009. While ArcelorMittal achieved $6 billion of this reduction in the fourth quarter of 2008 (of which a substantial portion resulted from the unwinding of a hedging transaction and gains on an asset disposal), there can be no assurance that it will attain the full amount of the targeted reduction. If the steel market deteriorates further, consequently reducing operating cash flows, ArcelorMittal may come under liquidity pressure, depending in particular on conditions in the credit markets. Credit default swaps on ArcelorMittal debt, although illiquid and driven by technical or speculative factors, have traded at elevated spreads since the fall of 2008, although easing somewhat since early 2009. ArcelorMittal could, in order to increase financial flexibility during a period of reduced availability of credit, implement capital raising measures such as an equity offering or asset disposals, which could in turn create a risk of receiving relatively low proceeds and/or causing substantial accounting losses (particularly if done in difficult market conditions).

ArcelorMittal’s principal financing facilities—that is, the $3.2 billion term and revolving credit facility, which was amended on February 6, 2007 and on March 14, 2008 (the “2005 Credit Facility”), the $800 million committed multi-currency letter of credit facility (the “Letter of Credit Facility”), the €17 billion (approximately $25 billion) term and revolving credit facility entered into on November 30, 2006 (the “€17 Billion Facility”) and the $4 billion revolving credit facility entered into on May 13, 2008, which was amended on October 23, 2008 (the “$4 Billion Facility”)—contain restrictive covenants. Among other things, these covenants limit encumbrances on the assets of ArcelorMittal and its subsidiaries, the ability of ArcelorMittal’s subsidiaries to incur debt and ArcelorMittal’s ability to dispose of assets in certain circumstances. These facilities also include financial covenants: a leverage ratio (that must not exceed 3.5 to 1) in the 2005 Credit Facility, the €17 Billion Facility and the $4 Billion Facility; and an interest coverage ratio (that must be greater than 4 to 1) in the Letter of Credit Facility. Failure to comply with these covenants would enable the lenders to accelerate ArcelorMittal’s repayment obligations. Moreover, ArcelorMittal’s debt facilities and its guarantees have provisions whereby certain events relating to other borrowers within the ArcelorMittal group could, under certain circumstances, lead to acceleration of debt repayment under other ArcelorMittal credit facilities. Any possible invocation of these cross-acceleration clauses could cause some or all of the other guaranteed debt to accelerate, exacerbating liquidity pressures. At December 31, 2008, ArcelorMittal’s interest coverage ratio was approximately 12 to 1 and its leverage ratio was approximately 1.1 to 1. Limitations arising from these restrictive and financial covenants in its credit facilities could limit ArcelorMittal’s operating and financial flexibility, including to distribute dividends, make capital expenditures or engage in strategic acquisitions or investments in accordance with current or future policies.

ArcelorMittal’s high level of debt outstanding could have adverse consequences more generally, including by impairing its ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, and limiting its flexibility to adjust to changing market conditions or withstand competitive pressures, resulting in greater vulnerability to a downturn in general economic conditions.

Furthermore, most of ArcelorMittal’s current borrowings are at variable rates of interest and thereby expose ArcelorMittal to interest rate risk (i.e., if interest rates rise, ArcelorMittal’s debt service obligations on its variable rate indebtedness would increase). Depending on market conditions, ArcelorMittal may use interest-rate swaps or other financial instruments to hedge a portion of its interest rate exposure either from fixed to floating or floating to fixed. As of December 31, 2008, approximately 21% (18% after taking swaps into account) of ArcelorMittal's outstanding indebtedness was at fixed rates of interest.

ArcelorMittal’s long-term corporate credit rating is currently BBB+ according to Standard & Poor’s Ratings Services and Fitch Ratings and Baa2 according to Moody’s Investor Services. On February 12, 2009, Standard & Poor's Ratings Services affirmed the Company’s BBB+ long-term corporate credit rating but revised its outlook to negative from stable, citing the current macroeconomic environment and the sharp deterioration of conditions in the steel industry. On February 13, 2009, Moody’s Investor Services issued a credit opinion affirming the Company’s Baa2 rating with a stable outlook, and said its stable outlook reflected its expectations that the steel industry would show signs of recovery during the second quarter of 2009, and the assumption that ArcelorMittal would continue to reduce its debt, lengthen its debt maturity profile and adjust its fixed cost-base to reduced steel demand. The ratings agencies could downgrade ArcelorMittal’s ratings either due to factors specific to ArcelorMittal, a prolonged cyclical downturn in the steel industry, or ongoing difficult conditions in the credit markets. Any decline in ArcelorMittal’s credit rating would increase its cost of borrowing and could significantly harm its financial condition, results of operations and profitability, including its ability to refinance its existing indebtedness.

ArcelorMittal results from a merger of two companies in 2006/2007 and has continued to grow through acquisitions subsequently. The failure to manage the company’s growth and integration could significantly harm ArcelorMittal’s future results and require significant expenditures to address the operational and control requirements of this growth.

ArcelorMittal results from Mittal Steel Company N.V.’s acquisition of Arcelor, a company of approximately equivalent size, in August 2006 and the subsequent merger of the two companies in 2007. Since the completion of these transactions, the combined company has reached significant milestones in its operational integration process, having consolidated support functions, optimized its supply chain and procurement structure, and leveraged research and development services across a larger base, thereby achieving cost savings and revenue synergies, as well as other benefits.

The combined company has continued, as did its predecessor companies, to make numerous and substantial acquisitions and investments, with transactions of approximately $9.7 billion (including cash purchase price, assumed net debt and shares issued at fair market value) completed in 2008. Such growth has entailed significant investment and increased operating costs and has required greater allocation of management resources away from daily operations. In addition, managing this growth has required, among other things, the continued development of ArcelorMittal’s financial and management information control systems, the integration of acquired assets with existing operations and the adoption of manufacturing best practices, attracting and retaining qualified management and personnel as well as the continued training and supervision of such personnel, and the ability to manage the risks and liabilities associated with the acquired businesses. Failure to manage such growth, while at the same time maintaining adequate focus on the existing assets of ArcelorMittal—especially in the context of the current difficult economic environment—could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. In particular, if the continued integration of recent acquisitions is not successful, ArcelorMittal’s operating results may be harmed, it may lose key personnel and key customers, and it may not be able to retain or expand its market position.

Mr. Lakshmi N. Mittal has the ability to exercise significant influence over the outcome of shareholder voting.

As of December 31, 2008, Mr. Lakshmi N. Mittal (along with his wife, Mrs. Usha Mittal) own 623,285,000 of ArcelorMittal’s outstanding common shares, representing approximately 45.63% of ArcelorMittal’s outstanding voting shares. Consequently, Mr. Lakshmi N. Mittal has the ability to influence significantly the decisions adopted at the ArcelorMittal general meetings of shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, issuances of equity and the incurrence of indebtedness. Mr. Lakshmi N. Mittal also has the ability to significantly influence a change of control of ArcelorMittal.

The loss or diminution of the services of the Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal could have a material adverse effect on its business and prospects.

The Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal, Mr. Lakshmi N. Mittal, has for over a quarter of a century contributed significantly to shaping and implementing the business strategy of Mittal Steel and subsequently ArcelorMittal. His strategic vision was instrumental in the creation of the world’s largest and most global steel group. The loss or any diminution of the services of the Chairman of the Board of Directors and Chief Executive Officer could have a material adverse effect on ArcelorMittal’s business and prospects. ArcelorMittal does not maintain key man life insurance on its Chairman of the Board of Directors and Chief Executive Officer.

ArcelorMittal is a holding company that depends on the earnings and cash flows of its operating subsidiaries, which may not be sufficient to meet future operational needs or for shareholder distributions.

Because ArcelorMittal is a holding company, it is dependent on the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries to pay expenses, meet its debt service obligations, pay any cash dividends or distributions on its common shares or conduct share buy-backs. Some of these operating subsidiaries have debt outstanding or are subject to acquisition agreements that impose restrictions or prohibitions on such operating subsidiaries’ ability to pay dividends. Under the laws of Luxembourg, ArcelorMittal will be able to pay dividends or distributions only to the extent that it is entitled to receive cash dividend distributions from its subsidiaries, recognize gains from the sale of its assets or record share premium from the issuance of shares.

If earnings and cashflows of its operating subsidiaries are substantially reduced, ArcelorMittal may not be in a position to meet its operational needs or to make shareholder distributions in line with announced proposals or at all.

Changes in assumptions underlying the carrying value of certain assets, including as a result of deteriorating market conditions, could result in impairment of such assets, including intangible assets such as goodwill.

At each reporting date, ArcelorMittal reviews the carrying amounts of its tangible and intangible assets (excluding goodwill, which is reviewed at least annually) to determine whether there is any indication that the carrying amount of those assets may not be recoverable through continuing use. If any such indication exists, the recoverable amount of the asset is reviewed in order to determine the amount of the impairment, if any. The recoverable amount is the higher of its net selling price (fair value reduced by selling costs) and its value in use.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, an impairment loss is recognized. An impairment loss is recognized as an expense immediately as part of operating income in the statement of income.

Goodwill represents the excess of the amounts ArcelorMittal paid to acquire subsidiaries and other businesses over the fair value of their net assets at the date of acquisition. Goodwill is reviewed for impairment annually at the cash generating unit level or whenever changes in circumstances indicate that the carrying amount may not be recoverable. The recoverable amounts of the cash generating units are determined from value in use calculations, which depend on certain key assumptions. These include assumptions regarding the discount rates, growth rates and expected changes to selling prices and direct costs during the period. Management estimates discount rates using pre-tax rates that reflect current market rates for investments of similar risk. The growth rates are based on the Company’s growth forecasts which are in line with industry trends. Changes in selling prices and direct costs are based on historical experience and expectations of future changes in the market. See notes 2 and 8 to the ArcelorMittal Consolidated Financial Statements.

If management's estimates change, the estimate of the fair value of goodwill could fall significantly and result in impairment. While impairment of goodwill does not affect reported cash flows, it does result in a non-cash charge in the consolidated income statement, which could have a material adverse effect on our results of operations or financial position. Based on its impairment review during 2008, the Company recorded $131 million of impairment of goodwill and a $429 million reduction of goodwill. At December 31, 2008, the Company had $13.6 billion of goodwill and $2.5 billion of other intangibles.

The Company also analyzes at each reporting date the recoverable amount of its manufacturing property, plant and equipment based on its value in use, and records an expense to the extent that the recoverable amount is less than the carrying amount. For the year ended December 31, 2008, the Company recorded an impairment loss of $499 million in this respect.

No assurance can be given as to the absence of significant further impairment charges in future periods, particularly if market conditions deteriorate further.

The significant capital expenditure and other commitments ArcelorMittal has made in connection with past acquisitions may limit its operational flexibility and add to its financing requirements.

In connection with the acquisition of some of its operating subsidiaries, ArcelorMittal made significant capital expenditure commitments and other commitments under privatization and other major contracts. ArcelorMittal expects to fund these capital expenditure commitments and other commitments primarily through internal sources, but ArcelorMittal can make no assurances that it will be able to generate or obtain sufficient funds to meet these requirements or to complete these projects on a timely basis or at all. In addition, completion of these projects may be affected by factors that are beyond the control of ArcelorMittal. See note 22 to the ArcelorMittal Consolidated Financial Statements.

ArcelorMittal has also made commitments relating to employees at some of its operating subsidiaries. It has agreed, in connection with the acquisition of interests in these subsidiaries, including the acquisition of Arcelor, that it will not make collective dismissals for certain periods. These periods generally extend for several years following the date of acquisition. The inability to make such dismissals may affect ArcelorMittal’s ability to coordinate its workforce and efficiently manage its business in response to changing market conditions in the areas affected, though ArcelorMittal may implement productivity improvement measures by voluntary means when required.

ArcelorMittal may not be able to remain in compliance with some or all of these requirements in the future. Failure to remain in compliance may result in forfeiture of part of ArcelorMittal’s investment and/or the loss of tax and regulatory benefits.

ArcelorMittal’s mining operations are subject to mining risks.

ArcelorMittal operates mines and has substantially increased the scope of its mining activities by making several large upstream acquisitions in 2007 and 2008. Mining operations are subject to hazards and risks normally associated with the exploration, development and production of natural resources, any of which could result in production shortfalls or damage to persons or property. In particular, hazards associated with open-pit mining operations include, among others:

•	flooding of the open pit;

•	collapse of the open-pit wall;

•	accidents associated with the operation of large open-pit mining and rock transportation equipment;

•	accidents associated with the preparation and ignition of large-scale open-pit blasting operations;

•	production disruptions due to weather; and

•	hazards associated with the disposal of mineralized waste water, such as groundwater and waterway contamination.

Hazards associated with underground mining operations, of which ArcelorMittal has several, include, among others:

•	underground fires and explosions, including those caused by flammable gas;

•	cave-ins or falls of ground;

•	discharges of gases and toxic chemicals;

•	flooding;

•	sinkhole formation and ground subsidence;

•	other accidents and conditions resulting from drilling; and

•	blasting and removing, and processing material from, an underground mine.

ArcelorMittal is at risk of experiencing any or all of these hazards. For example, in September 2006, a methane gas explosion at ArcelorMittal’s Lenina underground mine in Kazakhstan caused 41 fatalities and required a two-day production shutdown to fully investigate the incident. A full investigation was carried out along with the Kazakh Government Commission and production was restarted upon clearance by this Commission. In January 2008, a methane gas explosion at ArcelorMittal’s Abaiskaya underground mine in Kazakhstan resulted in 30 fatalities and a cessation or disruption of operations for six months. On June 2, 2008 a coal and gas explosion caused by an unpredictable geological failure took place at the Tentekskaya mine in Kazakhstan and took the lives of five miners. Since then, the development roadway has been recovered and operations have resumed. The reoccurrence of any of these hazards, or the occurrence of any of those listed above, could delay production, increase production costs and result in death or injury to persons, damage to property and liability for ArcelorMittal, some or all of which may not be covered by insurance, as well as substantially harm ArcelorMittal’s reputation as a company focused on ensuring the health and safety of its employees.

Some of ArcelorMittal’s subsidiaries benefited from state aid granted prior to, or in connection with, their respective privatizations, the granting of which is subject to transitional arrangements under the respective treaties concerning the accession of these countries to the European Union. Non-fulfilment or breach of the transitional arrangements and related rules may result in the recovery of aid granted pursuant to the transitional arrangements.

ArcelorMittal has acquired formerly state-owned companies in the Czech Republic, Poland and Romania, some of which benefited from state aid granted prior to, or in connection with, their respective privatization and restructuring. Moreover, the restructuring of the steel industries in each of the Czech Republic, Poland and Romania is subject to transitional arrangements and related rules that determine the legality of restructuring aid. The transitional arrangements form part of the respective treaties concerning the accession of the Czech Republic, Poland and Romania to the European Union. Non-fulfilment or breach of the transitional arrangements and related rules may nullify the effect of the transitional arrangements and may result in the recovery of aid granted pursuant to the transitional arrangements that have been breached. The restructurings of the concerned ArcelorMittal companies in Poland and the Czech Republic have been successfully completed. The restructuring process in Romania was completed at the end of 2008 and its results will be assessed thereafter.

Underfunding of pension and other post-retirement benefit plans at some of ArcelorMittal’s operating subsidiaries, and the possible need to make substantial cash contributions to pension plans or to pay for healthcare, which may increase in the future, may reduce the cash available for ArcelorMittal’s business.

ArcelorMittal’s principal operating subsidiaries in Brazil, Canada, Europe, South Africa and the United States provide defined benefit pension plans to their employees. Some of these plans are currently underfunded. At December 31, 2008, the value of ArcelorMittal USA’s pension plan assets was $1,916 million, while the projected benefit obligation was $3,281 million, resulting in a deficit of $1,365 million. At December 31, 2008, the value of the pension plan assets of ArcelorMittal’s Canadian subsidiaries was $1,786 million, while the projected benefit obligation was $2,275 million, resulting in a deficit of $489 million. At December 31, 2008, the value of the pension plan assets of ArcelorMittal’s European subsidiaries was $566 million, while the projected benefit obligation was $2,316 million, resulting in a deficit of $1,750 million. ArcelorMittal USA also had an underfunded post-employment benefit obligation of $3,238 million relating to life insurance and medical benefits as of December 31, 2008. ArcelorMittal’s Canadian subsidiaries also had an underfunded post-employment benefit obligation of $667 million relating to life insurance and medical benefits as of December 31, 2008. ArcelorMittal’s European subsidiaries also had an underfunded post-employment benefit obligation of $591 million relating to life insurance and medical benefits as of December 31, 2008. See note 23 to the ArcelorMittal Consolidated Financial Statements.

ArcelorMittal’s funding obligations depend upon future asset performance, the level of interest rates used to discount future liabilities, actuarial assumptions and experience, benefit plan changes and government regulation.

Because of the large number of variables that determine pension funding requirements, which are difficult to predict, as well as any legislative action, future cash funding requirements for ArcelorMittal’s pension plans and other post-employment benefit plans could be significantly higher than currently estimated amounts. If so, these funding requirements could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal could experience labor disputes that could disrupt its operations and its relationships with its customers.

A majority of the employees of ArcelorMittal and of its contractors are represented by labor unions and are covered by collective bargaining or similar agreements, which are subject to periodic renegotiation. Strikes or work stoppages could occur prior to, or during, the negotiations leading to new collective bargaining agreements, during wage and benefits negotiations or during other periods for other reasons. ArcelorMittal has experienced strikes and work stoppages at various facilities in recent years, and may experience them again in the future, particularly in light of its plan to reduce costs and production in response to the ongoing economic crisis. Any such breakdown leading to work stoppage and disruption of operations could have an adverse effect on the operations and financial results of ArcelorMittal.

ArcelorMittal is subject to economic policy risks and uncertainties in the countries in which it operates or proposes to operate. Any deterioration or disruption of the economic environment and business climate in those countries may have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

In recent years, many of the countries in which ArcelorMittal operates, or proposes to operate, have implemented measures aimed at improving the business environment and providing a stable platform for economic development. For example, several Eastern European countries, such as Poland, the Czech Republic and Romania, have initiated free-market economic reforms in connection with or in anticipation of their accession to the European Union. Others, such as Algeria, Liberia and South Africa, have attempted to reinforce political stability and improve economic performance after recent periods of political instability. Ukraine and Kazakhstan have implemented free-market economic reforms. ArcelorMittal’s business strategy was developed partly on the assumption that this modernization, restructuring and upgrading of the business climate and physical infrastructure in the developing countries in which it invested will continue, thus creating increased demand for ArcelorMittal’s steel products. This trend will not necessarily continue, particularly in light of the recent economic downturn, which is also affecting more developed economies in the United States and Europe.

Risks of widespread insolvency, mass unemployment and the deterioration of various sectors of the economies where ArcelorMittal operates have increased following the global economic downturn. Any slowdown in the development of these economies or any reduction in the investment budgets of governmental agencies and companies responsible for the modernization of physical infrastructure could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal is subject to political, social and legal uncertainties in some of the developing countries in which it operates or proposes to operate. Any disruption or volatility in the political, social or legal environment in those countries may have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal operates, or proposes to operate, in a number of developing countries. Some of the countries in which it currently operates, have been undergoing substantial political transformations from centrally controlled command economies to pluralist market-oriented democracies. Political, economic and legal reforms necessary to complete such transformation may not continue. On occasion, ethnic, religious, historical and other divisions have given rise to tensions and, in certain cases, wide-scale civil disturbances and military conflict. Tensions may increase as a result of the global economic downturn. The political systems in these and other developing countries are vulnerable to the populations’ dissatisfaction with reforms, social and ethnic unrest and changes in governmental policies, any of which could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects and its ability to continue to do business in these countries.

In addition, the legal systems in some of the countries in which ArcelorMittal operates remain less than fully developed, particularly with respect to property rights, the protection of foreign investment and bankruptcy proceedings, generally resulting in a lower level of legal certainty or security than in more developed countries. Moreover ArcelorMittal may encounter difficulties in enforcing court judgments or arbitral awards in some countries in which it operates among other reasons because those countries may not be parties to treaties that recognize the mutual enforcement of court judgments.

ArcelorMittal may experience currency fluctuations and become subject to exchange controls that could adversely affect its business, financial condition, results of operations or prospects.

ArcelorMittal operates and sells products globally, and, as a result, its business, financial condition, results of operations or prospects could be adversely affected by fluctuations in exchange rates. Major changes in exchange rates, particularly changes in the value of the U.S. dollar against the currencies of the countries in which ArcelorMittal operates, could have an adverse effect on its business, financial condition, results of operations or prospects.

Some transactions involving for example the South African rand, Kazakh tenge, Brazilian real, Argentine peso, Algerian dinar and Ukrainian hryvnia are, or in the past have been, subject to limitations imposed by those countries’ central banks. The imposition of exchange controls or other similar restrictions on currency convertibility in the countries in which ArcelorMittal operates could adversely affect its business, financial condition, results of operations or prospects.

Disruptions to ArcelorMittal’s manufacturing processes could adversely affect ArcelorMittal’s operations, customer service levels and financial results.

Steel manufacturing processes are dependent on critical steel-making equipment, such as furnaces, continuous casters, rolling mills and electrical equipment (such as transformers), and such equipment may incur downtime as a result of unanticipated failures or other events, such as fires or furnace breakdowns. ArcelorMittal’s manufacturing plants have experienced, and may in the future experience, plant shutdowns or periods of reduced production as a result of such equipment failures or other events. To the extent that lost production as a result of such a disruption could not be compensated for by unaffected facilities, such disruptions could have an adverse effect on ArcelorMittal’s operations, customer service levels and financial results.

Natural disasters could significantly damage ArcelorMittal’s production facilities.

Natural disasters could significantly damage ArcelorMittal’s production facilities and general infrastructure. For example, ArcelorMittal Lázaro Cárdenas’s production facilities are located in Lázaro Cárdenas, Michoacán, Mexico and ArcelorMittal Temirtau is located in the Karaganda region of the Republic of Kazakhstan, both of which are areas that have historically experienced earthquakes of varying magnitude. ArcelorMittal Point Lisas is located in Trinidad, which is vulnerable to hurricanes. Extensive damage to these facilities or any other major production complexes and staff casualties whether as a result of floods, earthquakes, hurricanes, tsunamis or other natural disasters, could, to the extent that lost production as a result of such a disaster could not be compensated for by unaffected facilities, severely affect ArcelorMittal’s ability to conduct its business operations and, as a result, reduce its future operating results.

ArcelorMittal’s insurance policies provide limited coverage, potentially leaving it uninsured against some business risks.

The occurrence of an event that is uninsurable or not fully insured could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. ArcelorMittal maintains insurance on property and equipment in amounts believed to be consistent with industry practices but it may not be fully insured against some business risks. ArcelorMittal’s insurance policies cover physical loss or damage to its property and equipment on a reinstatement basis arising from a number of specified risks and certain consequential losses, including business interruption arising from the occurrence of an insured event under the policies. Under these policies, damages and losses caused by certain natural disasters, such as earthquakes, floods and windstorms, are also covered. Each of the operating subsidiaries of ArcelorMittal also maintains various other types of insurance, such as workmen’s compensation insurance and marine insurance.

In addition, ArcelorMittal maintains trade credit insurance on receivables from selected customers subject to limits that it believes are consistent with those in the steel industry generally in order to protect it against the risk of non-payment due to customers’ insolvency or other causes. Not all of ArcelorMittal's customers are or can be insured, and even when insurance is available, it may not fully cover the exposure.

As a result of the economic downturn, which has had a particularly severe impact on certain countries and industries, including the U.S. automobile industry, insurers no longer provide coverage for certain customers or impose trade credit insurance limits that are not sufficient to cover the Company’s full exposure with respect to receivables from certain customers.

Notwithstanding the insurance coverage that ArcelorMittal and its subsidiaries carry, the occurrence of an accident that causes losses in excess of limits specified under the relevant policy, or losses arising from events not covered by insurance policies, could materially harm ArcelorMittal’s financial condition and future operating results.

Product liability claims could adversely affect ArcelorMittal’s operations.

ArcelorMittal sells products to major manufacturers engaged in manufacturing and selling a wide range of end products. ArcelorMittal also from time to time offers advice to these manufacturers. Furthermore, ArcelorMittal’s products are also sold to, and used in, certain safety-critical applications. There could be significant consequential damages resulting from the use of such products. ArcelorMittal has a limited amount of product liability insurance coverage, and a major claim for damages related to ArcelorMittal products sold and, as the case may be, advice given in connection with such products, could leave ArcelorMittal uninsured against a portion or all of the award and, as a result, materially harm its financial condition and future operating results.

ArcelorMittal is subject to regulatory risk, and may incur liabilities arising from investigations by governmental authorities and litigation regarding its pricing and marketing practices or other antitrust matters.

ArcelorMittal is the largest steel producer in the world. As a result of this position, ArcelorMittal may be subject to exacting scrutiny from regulatory authorities and private parties, particularly regarding its trade practices and dealings with customers and counterparties. As a result of its position in the steel markets, and its historically acquisitive growth strategy, ArcelorMittal could be the target of governmental investigations and lawsuits based on antitrust laws in particular. These could require significant expenditures and result in liabilities or governmental orders that could have a material adverse effect on ArcelorMittal’s business, operating results, financial condition and prospects.

ArcelorMittal and certain of its subsidiaries are currently under investigation by governmental entities in several countries, and are named as defendants in a number of lawsuits relating to various antitrust matters. For example, in December 2008 the French Competition Council imposed a fine of €301.78 million on subsidiaries of ArcelorMittal, concluding that they had agreed with their competitors to fix prices and allocate markets and customers during the 1999 to 2004 period. In January 2009, ArcelorMittal filed an appeal to contest the amount of the fine, but is unable to determine whether the appeal will be successful. Also, in September 2008, Standard Iron Works filed a complaint in U.S. federal court against ArcelorMittal, ArcelorMittal USA Inc. and other steel manufacturers, alleging that the defendants conspired since 2005 to restrict the output of steel products in order to affect steel prices. Since the filing of the Standard Iron Works lawsuit, other similar lawsuits have been filed and have been consolidated with this lawsuit. The defendants have filed a motion to dismiss the complaint. Antitrust proceedings and investigations involving ArcelorMittal and its subsidiaries are also currently pending in Brazil, Europe and South Africa.

Because of the fact-intensive nature of the issues involved and the inherent uncertainty of such litigation and investigations, negative outcomes are possible. An adverse ruling in the proceedings described above or in other similar proceedings in the future could subject ArcelorMittal to substantial administrative penalties and/or civil damages. In cases relating to other companies, civil damages have ranged as high as hundreds of millions of U.S. dollars in major civil antitrust proceedings during the last decade. With respect to the pending U.S. federal court litigation, ArcelorMittal could be subject to treble damages. Although ArcelorMittal has established reserves for certain antitrust claims, unfavorable outcomes in current and potential future litigation and investigations could reduce ArcelorMittal’s liquidity and negatively affect its financial performance and financial condition.

The income tax liability of ArcelorMittal may substantially increase if the tax laws and regulations in countries in which it operates change or become subject to adverse interpretations or inconsistent enforcement.

Taxes payable by companies in many of the countries in which ArcelorMittal operates are substantial and include value-added tax, excise duties, profit taxes, payroll-related taxes, property taxes and other taxes. Tax laws and regulations in some of these countries may be subject to frequent change, varying interpretation and inconsistent enforcement. Ineffective tax collection systems and continuing budget requirements may increase the likelihood of the imposition of arbitrary or onerous taxes and penalties, which could have a material adverse effect on ArcelorMittal’s financial condition and results of operations. In addition to the usual tax burden imposed on taxpayers, these conditions create uncertainty as to the tax implications of various business decisions. This uncertainty could expose ArcelorMittal to significant fines and penalties and to enforcement measures despite its best efforts at compliance, and could result in a greater than expected tax burden. See note 19 to the ArcelorMittal Consolidated Financial Statements.

In addition, many of the jurisdictions in which ArcelorMittal operates have adopted transfer pricing legislation. If tax authorities impose significant additional tax liabilities as a result of transfer pricing adjustments, it could have a material adverse effect on ArcelorMittal’s financial condition and results of operations.

It is possible that tax authorities in the countries in which ArcelorMittal operates will introduce additional revenue raising measures. The introduction of any such provisions may affect the overall tax efficiency of ArcelorMittal and may result in significant additional taxes becoming payable. Any such additional tax exposure could have a material adverse effect on its financial condition and results of operations.

ArcelorMittal may face a significant increase in its income taxes if tax rates increase or the tax laws or regulations in the jurisdictions in which it operates, or treaties between those jurisdictions, are modified in an adverse manner. This may adversely affect ArcelorMittal’s cash flows and liquidity.

If ArcelorMittal were unable to utilize fully its deferred tax assets, its profitability could be reduced.

At December 31, 2008, ArcelorMittal had $751 million recorded as deferred tax assets on its balance sheet. These assets can be utilized only if, and only to the extent that, ArcelorMittal’s operating subsidiaries generate adequate levels of taxable income in future periods to offset the tax loss carry forwards and reverse the temporary differences prior to expiration.

At December 31, 2008, the amount of future income required to recover ArcelorMittal’s deferred tax assets was approximately $2,540 million at certain operating subsidiaries. For each of the years ended December 31, 2007 and 2008, these operating subsidiaries generated approximately 29% and 62%, respectively, of ArcelorMittal’s consolidated income before tax of $14,888 million and $11,537 million, respectively.

ArcelorMittal’s ability to generate taxable income is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If ArcelorMittal generates lower taxable income than the amount it has assumed in determining its deferred tax assets, then the value of deferred tax assets will be reduced.

U.S. investors may have difficulty enforcing civil liabilities against ArcelorMittal and its directors and senior management.

ArcelorMittal is organized under the laws of the Grand Duchy of Luxembourg with its principal executive offices and corporate seat in Luxembourg. The majority of ArcelorMittal’s directors and senior management are residents of jurisdictions outside the United States. The majority of ArcelorMittal’s assets and the assets of these persons are located outside the United States. As a result, U.S. investors may find it difficult to effect service of process within the United States upon ArcelorMittal or these persons or to enforce outside the United States judgments obtained against ArcelorMittal or these persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against ArcelorMittal or these persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against ArcelorMittal’s directors and senior management and non-U.S. experts named in this prospectus.

Risks Relating to an Investment in the Debt Securities.

Since ArcelorMittal conducts its operations through subsidiaries, your right to receive payments on the debt securities is effectively subordinated to the other liabilities of ArcelorMittal’s subsidiaries.

ArcelorMittal carries on a significant portion of its operations through subsidiaries. Its subsidiaries are not guarantors of the debt securities. Moreover, these subsidiaries are not required and may not be able to pay dividends to ArcelorMittal. ArcelorMittal’s subsidiaries are not bound by ArcelorMittal’s obligations under the indenture. Claims of the creditors of ArcelorMittal’s subsidiaries have priority as to the assets of such subsidiaries over the claims of ArcelorMittal’s creditors. Consequently, holders of the debt securities are in effect structurally subordinated, on ArcelorMittal’s insolvency, to the prior claims of the creditors of ArcelorMittal’s subsidiaries.

ArcelorMittal’s ability to make debt service payments depends on its ability to transfer income and dividends from its subsidiaries.

ArcelorMittal is a holding company with no significant assets other than direct and indirect interests in the many subsidiaries through which it conduct operations. The indenture governing the debt securities does not restrict ArcelorMittal or its subsidiaries from incurring additional debt or guaranteeing any debt of others in the future.

A number of ArcelorMittal’s subsidiaries are located in countries that may impose regulations restricting the payment of dividends outside of the country through exchange control regulations.

Furthermore, the continued transfer to ArcelorMittal of dividends and other income from its subsidiaries are in some cases limited by various credit or other contractual arrangements and/or tax constraints, which could make such payments difficult or costly. If in the future these restrictions are increased or if ArcelorMittal is otherwise unable to ensure the continued transfer of dividends and other income to ArcelorMittal from these subsidiaries, its ability to make debt payments will be impaired.

Since the debt securities are unsecured and unsubordinated, your right to receive payments may be adversely affected.

The debt securities will be unsecured. If ArcelorMittal defaults on the debt securities, or after bankruptcy, liquidation or reorganization, then, to the extent ArcelorMittal has granted security over its assets, the assets that secure that entity’s debts will be used to satisfy the obligations under that secured debt before ArcelorMittal can make payment on the debt securities. There may only be limited assets available to make payments on the debt securities in the event of an acceleration of the debt securities. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

ArcelorMittal is not restricted in its ability to dispose of its assets by the terms of the debt securities.

The indenture governing the debt securities contains a negative pledge that prohibits ArcelorMittal and its material subsidiaries (as defined in the indenture) from pledging assets to secure other bonds or similar debt instruments, unless ArcelorMittal makes a similar pledge to secure the debt securities issued under the indenture. However, ArcelorMittal is generally permitted to sell or otherwise dispose of substantially all of its assets to another corporation or other entity under the terms of the debt securities. ArcelorMittal is also permitted to pledge assets as security for other bonds or similar debt instruments in certain circumstances (i.e., in the case of permitted security as defined in the indenture). If ArcelorMittal decides to dispose of a large amount of its assets, you will not be entitled to declare an acceleration of the maturity of the debt securities, and those assets will no longer be available to support payments on the debt securities.

A downgrade in ArcelorMittal’s credit rating could adversely affect the trading price of the debt securities.

The trading price for the debt securities is directly affected by ArcelorMittal’s credit rating. Credit rating agencies continually revise their ratings for companies that they follow, including ArcelorMittal. Any ratings downgrade could adversely affect the trading price of the debt securities or the trading market for the debt securities to the extent a trading market for the debt securities develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the debt securities. Any trading by arbitrageurs could, in turn, affect the trading prices of the debt securities.

Luxembourg insolvency laws may adversely affect a recovery by the holders of the debt securities.

ArcerlorMittal is a Luxembourg company. Luxembourg insolvency laws may make it more difficult for holders of the debt securities to effect a restructuring of ArcelorMittal or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in other jurisdictions. There are a number of insolvency regimes under Luxembourg law. Bankruptcy proceedings (faillite) are primarily designed to liquidate and distribute the assets of a debtor to its creditors. Two formal corporate rescue procedures exist—controlled management (gestion contrôlée), which involves one or several commissioners (commissaire à la gestion contrôlée) preparing a plan of re-organization or a plan for the realization and distribution of the assets, and moratorium (concordat préventif de la faillite), whereby a judge is appointed to oversee the negotiation of an agreement between the debtor and his creditors. A judgment in bankruptcy proceedings has the effect of removing the power from a company to manage its assets and of stopping all attachment or garnishment proceedings brought by unsecured or non-privileged creditors. However, this type of judgment has no effect on creditors holding certain forms of security, such as pledges. A secured creditor holding a pledge can retain possession of the pledged assets or can enforce his security interest if an event of default has occurred under the security agreement. The ratification of the composition in composition proceedings will have no effect on creditors who, having secured claims, did not participate in the composition proceedings and did not, therefore, waive their rights or priority, their mortgages or pledges. These creditors may continue to act against the debtor in order to obtain payment of their claims and they may enforce their rights, obtain attachments and obtain the sale of the assets securing their claims.

A recovery under Luxembourg law, therefore, could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Luxembourg insolvency laws could preclude or inhibit the ability of the holders of the debt securities to effect a restructuring of ArcelorMittal and could reduce their recovery in a Luxembourg insolvency proceeding.

In connection with Luxembourg bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor’s creditors on the basis of the relative claims of those creditors, and certain parties (such as secured creditors) will have special rights that may adversely affect the interests of holders of the debt securities. The claim of a creditor may be limited depending on the date the claim becomes due and payable in accordance with its terms. Each of these claims will have to be resubmitted to our receiver to be verified by the receiver. Any dispute as to the valuation of claims will be subject to court proceedings. These verification procedures could cause holders of the debt securities to recover less than the principal amount of their debt securities or less than they could recover in a liquidation governed by the laws of another jurisdiction. Such verification procedures could also cause payments to the holders of the debt securities to be delayed compared with holders of undisputed claims.

There may not be a liquid trading market for the debt securities.

The debt securities are new securities with no established trading market, and ArcelorMittal does not expect to arrange for the debt securities to be listed on a national securities exchange or any other organized trading market. The underwriters may advise ArcelorMittal that they intend to make a market in the debt securities, but they will not be obligated to do so and may discontinue any market-making in the debt securities at any time, at their sole discretion. As a result, ArcelorMittal cannot assure you as to the liquidity of any trading market for the debt securities. If an active market for the debt securities does not develop, the price of the debt securities and the ability of a holder of debt securities to find a ready buyer will be adversely affected.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our annual report on Form 20-F for the year ended December 31, 2008 (File No. 333-146371), which is referred to as our “2008 Form 20-F”.

We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”), before the termination of the offering, and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC before the termination of the offering.

Any statement contained in the 2008 Form 20-F shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at ArcelorMittal USA Inc., 1 South Dearborn Street, 19th Floor, Chicago, IL 60603, Attention: Ms. Lisa M. Fortuna, Manager, Investor Relations, telephone number: (312) 899-3985.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we makes electronically will be available to the public over the Internet on the SEC’s website at www.sec.gov and on our web site at www.arcelormittal.com. The references above to our website and the website of the SEC are inactive textual references to the uniform resource locator (URL) and are for your reference only.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, and the related prospectus supplement contain forward-looking statements based on estimates and assumptions. This prospectus and the related prospectus supplement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements concerning the business, future financial condition, results of operations and prospects of ArcelorMittal, including its subsidiaries. These statements usually contain the words “believes”, “plans”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of ArcelorMittal.

These forward-looking statements speak only as of the date on which the statements were made, and no obligation has been undertaken to publicly update or revise any forward-looking statements made in this prospectus or any related prospectus supplement or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. In addition to other factors and matters contained or incorporated by reference in this prospectus and any related prospectus supplement, it is believed that the following factors, among others, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the downturn in the global economy and any protracted global recession or a depression;

•	the risk of a protracted fall in steel prices or of price volatility;

•	the risk that excessive capacity may hamper the steel industry’s recovery and prolong the downward cycle;

•	any volatility or increases in the cost, or shortages in the supply, of raw materials, energy and transportation;

•	the risk that unfair practices in steel trade could negatively affect steel prices and reduce ArcelorMittal’s profitability;

•	the risk that national trade restrictions could reduce or eliminate ArcelorMittal’s access to steel markets;

•	the risk that developments in the competitive environment in the steel industry could have an adverse effect on ArcelorMittal’s competitive position;

•	increased competition from other materials, which could significantly reduce market prices and demand for steel products;

•	legislative or regulatory changes, including those relating to protection of the environment and health and safety;

•

the risk that ArcelorMittal’s high level of indebtedness and the adverse conditions prevailing in global credit markets could make it substantially more difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business;

•	ArcelorMittal’s ability to manage its growth;

•	Mr. Lakshmi N. Mittal’s ability to exercise significant influence over the outcome of shareholder voting;

•	any loss or diminution in the services of Mr. Lakshmi N. Mittal, ArcelorMittal’s Chairman of the Board of Directors and Chief Executive Officer;

•	the risk that the earnings and cash flows of ArcelorMittal’s operating subsidiaries may not be sufficient to meet future needs or for planned dividends or share buy-backs;

•

the risk that changes in assumptions underlying the carrying value of certain assets, including as a result of deteriorating market conditions, could result in impairment of tangible and intangible assets, including goodwill;

•

the risk that significant capital expenditure and other commitments ArcelorMittal has made in connection with past acquisitions may limit its operational flexibility and add to its financing requirements;

•	risks relating to ArcelorMittal’s mining operations;

•	the risk that non-fulfillment or breach of transitional arrangements may result in the recovery of aid granted to some of ArcelorMittal’s subsidiaries;

•	ArcelorMittal’s ability to fund underfunded pension liabilities;

•	the risk of labor disputes;

•	economic policy risks and uncertainties in the countries in which it operates or proposes to operate;

•	the risk of disruption or volatility in the economic, political or social environment in the countries in which ArcelorMittal conducts business;

•	fluctuations in currency exchange rates, commodity prices, energy prices and interest rates;

•	the risk of disruptions to ArcelorMittal’s operations;

•	damage to ArcelorMittal’s production facilities due to natural disasters;

•	the risk that ArcelorMittal’s insurance policies may provide limited coverage;

•	the risk of product liability claims adversely affecting ArcelorMittal’s operations;

•	the risk of potential liabilities from investigations and litigation regarding antitrust matters;

•	the risk of unfavorable changes to, or interpretations of, the tax laws and regulations in the countries in which ArcelorMittal operates;

•	the risk that ArcelorMittal may not be able fully to utilize its deferred tax assets; and

•	the risk that U.S. investors may have difficulty enforcing civil liabilities against ArcelorMittal and its directors and senior management.

These factors are discussed in more detail in this prospectus, including under “Risk Factors,” and in the documents incorporated by reference herein.

PRESENTATION OF CERTAIN INFORMATION

Definitions and Terminology

Unless indicated otherwise, or the context otherwise requires, references in this prospectus and related prospectus supplement to “ArcelorMittal,” “we,” “us,” “our” and “the Company” or similar terms are to ArcelorMittal, formerly known as Mittal Steel Company N.V. (“Mittal Steel”).

Financial Information

The audited consolidated financial statements of ArcelorMittal (of which Mittal Steel is the predecessor) and its consolidated subsidiaries, including the consolidated balance sheets as of December 31, 2007 and 2008, and the consolidated statements of income, changes in equity and cash flows for each of the years ended December 31, 2006, 2007 and 2008, which we refer to as the “ArcelorMittal Consolidated Financial Statements,” are contained in ArcelorMittal’s 2008 Form 20-F and have been incorporated by reference in this prospectus. The ArcelorMittal consolidated financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

The financial information and certain other information presented in a number of tables in this prospectus and any related prospectus supplement have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this prospectus and any related prospectus supplement reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

Market Information

This prospectus (including the documents incorporated by reference herein) and any related prospectus supplement include industry data and projections about ArcelorMittal’s markets obtained from industry surveys, market research, publicly available information and industry publications. Statements on ArcelorMittal’s competitive position contained in this prospectus and any related prospectus supplement are based primarily on public sources including, but not limited to, publications of the International Iron and Steel Institute. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. ArcelorMittal has not independently verified this data or determined the reasonableness of such assumptions. In addition, in many cases ArcelorMittal has made statements in this prospectus (and may make statements in any related prospectus supplement) regarding its industry and its position in the industry based on internal surveys, industry forecasts and market research, as well as its own experience. While these statements are believed to be reliable, they have not been independently verified, and ArcelorMittal does not make any representation or warranty as to the accuracy or completeness of such information set forth in this prospectus, any related prospectus supplement and the documents incorporated by reference herein.

ARCELORMITTAL

ArcelorMittal is the world’s largest and most global steel producer based on production volumes. It results from the combination in 2006 of Mittal Steel and Arcelor, at the time respectively the world’s largest and second largest steel companies by production volume.

ArcelorMittal had sales of approximately $124.9 billion, steel shipments of approximately 101.7 million tonnes and crude steel production of approximately 103.3 million tonnes for the year ended December 31, 2008, as compared to sales of approximately $105.2 billion, steel shipments of approximately 109.7 million tonnes and crude steel production of approximately 116.4 million tonnes for the year ended December 31, 2007.

ArcelorMittal’s net income attributable to equity holders of the parent for the year ended December 31, 2008 was $9.4 billion, as compared with net income attributable to equity holders of the parent of $10.4 billion for the year ended December 31, 2007.

As of December 31, 2008, ArcelorMittal had equity of $59.2 billion, total debt of $34.1 billion and cash and cash equivalents, including restricted cash, of $7.6 billion, as compared to equity of $61.5 billion, total debt of $30.6 billion and cash and cash equivalents, including restricted cash, of $8.1 billion as of December 31, 2007.

ArcelorMittal has been built on a management strategy that emphasizes size and scale, vertical integration, product diversity and quality, continuous growth in higher value products, a strong employee well-being and customer service focus. ArcelorMittal intends to continue to play a leading role in the consolidation of the global steel industry and to remain the global leader in the steel industry. The Company’s three-dimensional strategy, as described in our 2008 Form 20-F incorporated by reference herein, is its key to sustainability and growth. ArcelorMittal has unique geographical and product diversification coupled with upstream and downstream integration designed to minimize risk caused by cyclicality.

Recent Developments

Outlook for the three months ended March 31, 2009

The Company expects first quarter 2009 operating results to be slightly negative due to continued pressure on margins and low shipments. The effective tax rate for year 2009 is expected to be 10% or below. Given the inherent uncertainty of forward-looking information such as this, it is possible that operating results that will be recorded for the three months ended March 31, 2009 will be different, particularly if one or more of the risks described under “Forward Looking Statements” and “Risk Factors” were to occur.

Forward Start facilities

On February 11, 2009, ArcelorMittal announced that it had secured commitments from banks for two Forward Start facilities totaling $4.8 billion, subject to certain conditions. A Forward Start facility provides a borrower with a committed facility to refinance an existing facility, and therefore certainty as to the availability of funds for that refinancing. A Forward Start facility is typically entered into at a time well before a refinancing facility would ordinarily be put in place. The existing facility is not amended and continues in force. ArcelorMittal decided to enter into these facilities in order to secure significant liquidity in advance in the event that difficult credit market conditions persist for longer than expected.

Of the $4.8 billion in Forward Start commitments secured, $3.2 billion in commitments secured may be used to refinance ArcelorMittal’s $4 billion revolving credit facility entered into on May 13, 2008, as novated, amended and restated on October 23, 2008, which is scheduled to mature in 2009 or (if extended) 2010 (as to approximately one-third) and 2011 (as to approximately two-thirds). A $3.2 billion revolving credit facility in respect of these Forward Start commitments was entered into on February 13, 2009 (the “$3.2 Billion Refinancing Facility”). Proceeds from the remaining $1.6 billion in Forward Start commitments may be used to refinance at maturity ArcelorMittal’s $3.2 billion credit facility entered into on April 7, 2005, as amended and restated on February 6, 2007, and as amended on March 14, 2008 (the “2005 Credit Facility”), which is scheduled to mature in 2010. During the first phase of securing commitments for the Forward Start facility that may be used to refinance the 2005 Credit Facility, ArcelorMittal approached only a select group of core relationship banks. During a second phase beginning in the second half of February 2009, ArcelorMittal approached the lenders under the 2005 Credit Facility as well as additional relationship banks. A revolving credit facility in respect of these commitments is proposed to be entered into in March 2009 (the “2005 Refinancing Facility”).

The $3.2 Billion Refinancing Facility contains, and the 2005 Refinancing Facility is expected to contain, a provision having the effect of automatically cancelling on a pro rata basis the aggregate commitments under those facilities by an aggregate amount equal to 75% of the net proceeds of certain debt securities until the commitments under the facilities are reduced to 50% of the original commitments, and by an aggregate amount equal to 33.33% of the net proceeds thereafter. ArcelorMittal intends to ensure, subject to the consent of relevant parties, that the cancellation will apply on a pro rata basis to the 2005 Refinancing Facility when it is entered into, even if it has not been entered into at the time of issuance of the relevant debt securities.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for our general corporate purposes. These purposes may include working capital for the Company or other companies in our group and the repayment of existing borrowings of the Company and our subsidiaries.

CAPITALIZATION AND INDEBTEDNESS

The following table sets out the consolidated capitalization and indebtedness of ArcelorMittal at December 31, 2008, prepared on the basis of IFRS. You should read this table together with our consolidated financial statements and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus and in any related prospectus supplement.

As of December 31, 2008 Historical
(Unaudited)
Short-term borrowings, including current portion of long-term debt	8,409
Secured and Unguaranteed	36
Guaranteed and Unsecured	265
Secured and Guaranteed	0
Unsecured/Unguaranteed	8,108
Long-term borrowings, net of current portion	25,667
Secured and Unguaranteed	122
Guaranteed and Unsecured	5,014
Secured and Guaranteed	422
Unsecured/Unguaranteed	20,109
Minority interests	4,032
Equity attributable to the equity holders of the parent	55,198
Common shares	9,269
Treasury stock	(5,800)
Additional paid in capital	20,575
Retained earnings	30,403
Reserves	751
Total shareholders’ equity	59,230
Total capitalization (Total shareholder’s equity plus Short-term borrowings plus Long-term borrowings)	93,306

Except as disclosed herein or in the prospectus supplement, there have been no material changes in ArcelorMittal’s consolidated capitalization and indebtedness since December 31, 2008, except for a net reduction in borrowings by $2,337 million due to net reimbursements of $888 million and currency translation adjustments of $1,449 million as at January 31, 2009.

As of December 31, 2008, ArcelorMittal had guaranteed approximately $5.7 billion of debt of its subsidiaries, which include ArcelorMittal Finance, Mittal Steel Delaware Partnership as well as operating subsidiaries.

RATIO OF EARNINGS TO FIXED CHARGES

ArcelorMittal’s unaudited ratio of earnings to fixed charges for the periods indicated below was as follows:

	2004		2005		2006		2007		2008
	(Unaudited)
Ratio of earnings to fixed charges	23.6	x	9.0	x	6.4	x	7.6	x	5.3	x

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represent consolidated pretax income before adjustment for minority interests in consolidated subsidiaries, less income allocable to minority interests in consolidated entities that have not incurred fixed charges, fixed charges less interest capitalized, and undistributed earnings of equity investees. Equity investees are investments accounted for using the equity method of accounting. Fixed charges include interest expensed and capitalized and the interest portion of rental obligations. Amounts were prepared in accordance with IFRS.

DESCRIPTION OF DEBT SECURITIES

General

We may issue debt securities using this prospectus. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities that we may issue are governed by a contract between us and HSBC Bank USA, National Association, as trustee, called an indenture.

The trustee under the indenture has two main roles:

•	first, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default” below; and

•

second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell your debt securities and sending you notices.

The indenture and its associated documents contain the full legal text governing the matters described in this section. The indenture and the debt securities are governed by New York law. A form of the indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

In this section, references to “we,” “us” and “our” are to ArcelorMittal only and do not include our subsidiaries or affiliates.

References to “holders” mean those who have debt securities registered in their names on the books that ArcelorMittal or the Registrar maintain for this purpose, and not those who own beneficial interests in debt securities issued in book-entry form through The Depository Trust Company or in debt securities registered in street name. Owners of beneficial interests in the debt securities should refer to “Clearance and Settlement.”

This section summarizes the material provisions of the indenture and certain debt securities that may be issued under the indenture. In particular, this section summarizes material terms of debt securities to be issued in fully registered, book-entry form without coupons in denominations of U.S.$2,000 and integral multiples of $1,000 in excess thereof, that will be unsecured and rank equally with all of our other existing and future unsecured and unsubordinated debt, bear interest at a fixed rate per annum, based upon a 360-day year consisting of twelve 30-day months. This section does not describe other types of debt securities that may be issued under the indenture, such as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount, or indexed securities or securities denominated in foreign currencies or currency units. Any such debt securities, and special U.S. federal income tax, accounting and other considerations applicable to such debt securities, would be described in the prospectus supplement relating to any such debt securities.

However, because it is a summary, it does not describe every aspect of the indenture or the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including some of the terms used in the indenture. The indenture is also subject to the Trust Indenture Act of 1939. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

We may issue as many distinct series of debt securities under the indenture as we wish. Unless otherwise specified in a prospectus supplement, we may issue debt securities of the same series as an outstanding series of debt securities without the consent of holders of securities in the outstanding series. Any additional debt securities so issued will have the same terms as the existing debt securities of the same series in all respects (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new series, if any), so that such additional debt securities will be consolidated and form a single series with the existing debt securities of the same series; provided, that such additional debt securities will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or be part of a qualified reopening for U.S. federal income tax purposes.

In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the underwriting agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, per annum, at which the series of debt securities will bear interest and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any provisions for redemption at the option of the holder;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series that will be payable upon any declaration of acceleration of maturity;

•

the currency of payment of principal of, premium, if any, and interest on the series of debt securities and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•

if the principal amount payable at maturity of the series of debt securities will not be determinable at maturity, the amount that will be deemed to be the principal amount thereof for any other purpose under the indenture or the debt securities;

•	any additional circumstances under which the series of debt securities will be redeemable at our option;

•	any additional Events of Default or covenants applicable to the series of debt securities;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other special features of the series of debt securities.

Additional Amounts

All payments of principal of, and premium (if any) and interest on the debt securities will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within Luxembourg or any jurisdiction in which ArcelorMittal is resident for tax purposes (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, ArcelorMittal or any successor entity, as the case may be, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and will pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no such withholding or deduction been required by the Relevant Jurisdiction, except that no Additional Amounts will be payable:

(a) for or on account of:

(i) any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(A) the existence of any present or former connection between the holder or beneficial owner of such Note, as the case may be, and the Relevant Jurisdiction including, without limitation, such holder or beneficial owner being or having been a citizen or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein, other than merely holding such Note or the receipt of payments thereunder;

(B) the presentation of such Note (where presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, or interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any date within such 30-day period;

(C) the failure of the holder or beneficial owner to comply with a timely request of us or any successor entity addressed to the holder or beneficial owner, as the case may be, to provide information, documentation and certification concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request would under applicable law, regulation or administrative practice have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder; or

(D) the presentation of such Note (where presentation is required) for payment in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;

(ii) any estate, inheritance, gift, sale, transfer, excise or personal property or similar tax, assessment or other governmental charge;

(iii) any withholding or deduction in respect of any tax, duty, assessment or other governmental charge where such withholding or deduction is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directives; or

(iv) any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (i), (ii) and (iii); or

(b) with respect to any payment of the principal of, or premium, if any, or interest on, such Note to a holder who is a fiduciary, partnership or Person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner, or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any Note, such mention will be deemed to include payment of Additional Amounts provided for in the indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Redemption, Exchange and Purchase

The prospectus supplement will state whether the debt securities are redeemable by us or subject to repayment at the holder’s option, other than as described below under “—Redemption for Taxation Reasons.”

Redemption for Taxation Reasons

The debt securities of any series may be redeemed, at our option, in whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the holders (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Company for redemption (the “Tax Redemption Date”) if, as a result of:

(1) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction affecting taxation; or

(2) any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of an official position, is announced (i) in the case of us, on or after the Closing Date or (ii) in the case of any successor entity, on or after the date such successor entity becomes obligated under the debt securities or the indenture, with respect to any payment due or to become due under the debt securities or the indenture, ArcelorMittal or the successor entity, as the case may be, is, or on the next interest payment date would be, required to pay Additional Amounts, and such requirement cannot be avoided by us or the successor entity, as the case may be, taking reasonable measures available to it; provided that for the avoidance of doubt changing the jurisdiction of us or any successor entity is not a reasonable measure for the purposes of this section; and provided, further that no such notice of redemption will be given earlier than 60 days prior to the earliest date on which we, or any successor entity, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the debt securities were then due.

Prior to the giving of any notice of redemption of the debt securities pursuant to the foregoing, ArcelorMittal or the successor entity, as the case may be, will deliver to the Trustee:

(1) a certificate signed by a duly authorized officer stating that such change or amendment referred to in the prior paragraph has occurred, and describing the facts related thereto and stating that such requirement cannot be avoided by us or a successor entity, as the case may be, taking reasonable measures available to it; and

(2) an opinion of legal counsel of recognized standing stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the holders.

Any debt securities that are redeemed will be cancelled.

Exchange and Purchase

ArcelorMittal may at any time make offers to the holders to exchange their debt securities for other bonds or debt securities issued by us or any other Person. In addition, ArcelorMittal and any of our Subsidiaries or affiliates may at any time purchase debt securities in the open market or otherwise at any price.

Cancellation

All debt securities that are exchanged or purchased may either be held or retransferred or resold or be surrendered for cancellation and, if so surrendered, will, together with all debt securities redeemed by us, be cancelled immediately and accordingly may not be reissued or resold. The Trustee will make its record of any such cancellation available for inspection to holders during its normal business hours.

Consolidation, Merger, Conveyance or Transfer

So long as any of the debt securities are outstanding, ArcelorMittal will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer substantially all of our properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i) the Person formed by such consolidation or into which ArcelorMittal are merged, or the Person which acquired all or substantially all of our properties and assets, expressly assumes pursuant to a supplemental indenture as provided for in the indenture the due and punctual payment of the principal of and interest on the debt securities and the performance or observance of every covenant of the indenture on our part to be performed or observed (including, if such Person is not organized in or a resident of Luxembourg for tax purposes, substituting such Person’s jurisdiction of organization or residence for Luxembourg for tax purposes where applicable, including for the obligation to pay Additional Amounts);

(ii) immediately after giving effect to such transaction, no event of default has occurred and is continuing; and

(iii) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets delivers to the Trustee an officer’s certificate signed by a duly authorized officer and an opinion of legal counsel of recognized standing, each stating that the consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to the transaction have been complied with and, immediately after giving effect to the transaction, no event of default has occurred and is continuing, except that such certificate and opinion shall not be required in the event that any such consolidation, merger, conveyance or transfer is made by any court or tribunal having jurisdiction over us, our properties and our assets.

Negative Pledge

The indenture provides that so long as any of the debt securities remain outstanding, ArcelorMittal will not, and will not permit any Material Subsidiary to, create or permit to subsist any Security upon any of our Assets or their respective Assets, as the case may be, present or future, to secure any Relevant Indebtedness incurred or guaranteed by us or by any such Material Subsidiary (whether before or after the issue of the debt securities) other than Permitted Security, unless our obligations under the debt securities are (i) equally and ratably secured so as to rank pari passu with such Relevant Indebtedness or the guarantee thereof or (ii) benefit from any other Security or arrangement as is approved by the holders of a majority in aggregate principal amount of the debt securities of the affected series then outstanding.

Events of Default

Each of the following will be an event of default under the indenture:

(1) the default in any payment of principal on any Note when due, whether on maturity, redemption or otherwise, continues for 15 days;

(2) the default in any payment of interest, premium (if any) and Additional Amounts (if any), on any Note when due, continues for 30 days;

(3) our failure to comply with our other obligations contained in the indenture and the default or breach continues for a period of 60 days or more after ArcelorMittal receives written notice from the Trustee as provided for in the indenture;

(4) our failure, or the failure of any Material Subsidiary, (a) to pay the principal of any indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or other similar instruments on the scheduled or original date due (following the giving of such notice, if any, as required under the document governing such indebtedness and as extended by any applicable cure period) or (b) to observe or perform any agreement or condition relating to such indebtedness such that such indebtedness has come due prior to its stated maturity and such acceleration has not been cured, unless (in the case of clauses (a) and (b)) (i) the aggregate amount of such indebtedness is less than €100,000,000 or (ii) the question of whether such indebtedness is due has been disputed in good faith by appropriate proceedings and such dispute has not been finally adjudicated against us or the Material Subsidiary, as the case may be; and

(5) certain events of bankruptcy or insolvency involving our company or a Material Subsidiary.

Upon the occurrence and continuation of any event of default as provided for in the indenture, then in every such case the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series may declare the principal amount of the outstanding debt securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders). Upon any such declaration, which ArcelorMittal calls a declaration of acceleration, the debt securities of such series shall become due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series may rescind a declaration of acceleration if an amount has been paid to or deposited with the Trustee sufficient to pay the amounts set forth in the applicable provisions of the indenture and all events of default with respect to the debt securities of such series, other than the failure to pay the principal and other amounts of debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

If an event of default occurs or if ArcelorMittal breaches any covenant or warranty under the indenture or the debt securities, the Trustee may pursue any available remedy to enforce any provision of the debt securities or the indenture. The Trustee may maintain a proceeding even if it does not possess any of the debt securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any holder of a debt security in exercising any right or remedy accruing upon an event of default shall not impair the right or remedy or constitute a waiver of or acquiescence in the event of default. All remedies are cumulative to the extent permitted by law.

Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the Trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the Trustee. These majority holders may also direct the Trustee in performing any other action the Trustee may undertake under the indenture.

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities you hold, the following must occur:

•	You must give the Trustee written notice at its Corporate Trust Office that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the Trustee take action because of the event of default, and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action and provide such written request to the Corporate Trust Office of the Trustee.

•	The Trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

•

No direction inconsistent with such written request must have been given to the Trustee during such 60-day period by holders of a majority in principal amount of all outstanding debt securities of that series.

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

ArcelorMittal will furnish to the trustee every year a brief certification of an officer of our Company as to his or her knowledge of our compliance with the conditions and covenants of the indenture.

Amendments and Waivers

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture as of the date thereof;

•

to provide for the assumption by a successor company of our obligations under the debt securities and the indenture in the case of a merger or consolidation or sale of all or substantially all of our assets;

•	to comply with any requirements of the SEC in connection with qualifying the indenture under the Trust Indenture Act; or

•

to correct or add any other provisions with respect to matters or questions arising under this indenture, so long as that correction or added provision will not adversely affect the interests of the holders of the debt securities in any material respect.

Modifications and amendments of the indenture may be made by us and the Trustee with the consent of the holders of a majority in principal amount of the debt securities of the affected series then outstanding under the indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the indenture, except an uncured default in the payment of principal of or interest on such series of debt securities or an uncured default relating to a covenant or provision of the indenture that cannot be modified or amended without the consent of each affected holder.

Notwithstanding the above, without the consent of each holder of an outstanding debt security affected, no amendment may, among other things:

•	modify the stated maturity of the debt securities or the dates on which interest is payable in respect of the debt securities;

•	reduce the principal amount of, or interest on, the debt securities;

•	change the currency of payment of the debt securities;

•	impair the right of the holders of debt securities to institute suit for the enforcement of any payment on or after the date due;

•

reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required for any modification of or waiver of compliance with any provision of this indenture or defaults under the indenture and their consequences; and

•	modify the provisions of the indenture regarding the quorum required at any meeting of holders.

Special Rules for Action by Holders

When holders take any action under the indenture, such as giving a notice of an event of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, the Company will apply the following rules.

Only Outstanding Debt Securities are Eligible

Only holders of outstanding debt securities will be eligible to participate in any action by holders. Also, the Company will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a Note will not be “outstanding” if it has been surrendered for cancellation or if the Company has deposited or set aside, in trust for its holder, money for its payment or redemption; provided, however, that, for such purposes, debt securities held by the Company or its affiliates are not considered outstanding.

Determining Record Dates for Action by Holders

The Company will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In some limited circumstances, only the trustee will be entitled to set a record date for action by holders. If the Company or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that the Company specifies for this purpose, or that the trustee specifies if it sets the record date. The Company or the trustee, as applicable, may shorten or lengthen this period from time to time, but not beyond 90 days.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when either (i) all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the Trustee for cancellation, or all debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and ArcelorMittal has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the debt securities of such series not delivered to the Trustee for cancellation for principal and accrued interest and Additional Amounts, if any, to the date of maturity or redemption; (ii) ArcelorMittal has paid or caused to be paid all sums payable by us under the indenture with respect to such series; and (iii) ArcelorMittal has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the debt securities of such series at maturity or on the redemption date, as the case may be.

In addition, ArcelorMittal must deliver a certificate signed by a duly authorized officer stating that all conditions precedent to the satisfaction and discharge have been satisfied.

Defeasance and Covenant Defeasance

The indenture will provide that ArcelorMittal may elect either (1) to defease and be discharged from any and all obligations with respect to any series of debt securities (except for, among other things, certain obligations to register the transfer or exchange of such series of debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities of such series, to maintain an office or agency with respect to the debt securities of such series and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with certain covenants under the indenture, and any omission to comply with such obligations will not constitute a default (or event that is, or with the passage of time or the giving of notice or both would be, an event of default) or an event of default with respect to the debt securities of such series (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, (A) the irrevocable deposit by us with the Trustee, in trust, of an amount in U.S. dollars, or U.S. government securities, or both, applicable to the debt securities of such series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the debt securities of such series on the scheduled due dates therefor and (B) no Event of Default or default with respect to the debt securities of the series shall have occurred and be continuing on the date of such deposit.

To effect legal defeasance or covenant defeasance, ArcelorMittal will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of such series to recognize income, gain or loss for U.S. federal income tax purposes. If ArcelorMittal elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

ArcelorMittal may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Payment

Payments in respect of the debt securities will be made by HSBC Bank USA, National Association, in its capacity as paying agent in New York to the registered holder(s). The paying agent will treat the persons in whose name the registered global debt securities representing the debt securities are registered as the owners thereof for purposes of making such payments and for any other purposes whatsoever.

Subject to any applicable abandoned property law, the Trustee and the paying agent will pay to the Company upon request any money held by them for the payment of principal of, premium or interest on the debt securities that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors.

Governing Law

The debt securities will be governed by and construed in accordance with the laws of the State of New York.

Consent to Jurisdiction

ArcelorMittal will irrevocably submit to the non-exclusive jurisdiction of any New York State court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal action or proceeding arising out of or in relation to the indenture or the debt securities, and will agree that all claims in respect of such legal action or proceeding may be heard and determined in such New York State or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Notices

Notices to the holders will be provided to the addresses that appear on the security register of the debt securities.

Concerning the Trustee

HSBC Bank USA, National Association is to be the Trustee under the indenture and has been appointed by us as registrar and paying agent with respect to the debt securities.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. You should refer to the indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Applicable Accounting Standards” means the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), as amended from time to time.

“Asset(s)” of any Person means, all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated.

“Consolidated Financial Statements” means our most recently published:

(a) audited annual consolidated financial statements, as approved by the annual general meeting of our shareholders and certified by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Corporate Trust Office” means, with respect to the Trustee, HSBC Bank USA, National Association, 10 East 40th Street, 14th floor, New York, NY 10016, Attn: Corporate Loan and Agency Group.

“Closing Date” means the date on which the debt securities are deposited with the Depository Trust Company, as depositary.

“Existing Security” means any Security granted by any Person over its Assets in respect of any Relevant Indebtedness and which is existing at the Closing Date or at the time any such Person becomes a Material Subsidiary or whose business and/or activities, in whole or in part, are assumed by or vested in us or a Material Subsidiary after the Closing Date (other than any Security created in contemplation thereof) or any substitute Security created over those Assets (or any part thereof) in connection with the refinancing of the Relevant Indebtedness secured on those Assets provided that the principal, nominal or capital amount secured on any such Security may not be increased.

“Group” means our company and its Subsidiaries taken as a whole.

“Material Subsidiary” means, at any time, a Subsidiary of ours whose gross assets or pre-tax profits (excluding intra-Group items) then equal or exceed 5% of the gross assets or pre-tax profits of the Group.

For this purpose:

(a) the gross assets or pre-tax profits of a Subsidiary will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited Consolidated Financial Statements of the Group have been based;

(b) if a company becomes a member of the Group after the date on which the latest audited Consolidated Financial Statements of the Group have been prepared, the gross assets or pre-tax profits of that Subsidiary will be determined from its latest financial statements;

(c) the gross assets or pre-tax profits of the Group will be determined from its latest audited Consolidated Financial Statements, adjusted (where appropriate) to reflect the gross assets or pre-tax profits of any company or business subsequently acquired or disposed of; and

(d) if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of ours, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of our auditors will be, in the absence of manifest error, conclusive and binding on us and the holders.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Permitted Security” means:

(a) any Existing Security;

(b) any Security granted in respect of or in connection with any Securitization Indebtedness; or

(c) any Security securing Project Finance Indebtedness, but only to the extent that the Security Interest is created on an asset of the project being financed by the relevant Project Finance Indebtedness (and/or the shares in, and/or shareholder loans to, the company conducting such project where such company has no assets other than those relating to such project).

“Person” includes any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state (in each case, whether or not having separate legal personality).

“Project Finance Indebtedness” means any indebtedness incurred by a debtor to finance the ownership, acquisition, construction, development and/or operation of an Asset or connected group of Assets in respect of which the Person or Persons to whom such indebtedness is, or may be, owed have no recourse for the repayment of or payment of any sum relating to such indebtedness other than:

(a) recourse to such debtor or its Subsidiaries for amounts limited to the cash flow from such Asset; and/or

(b) recourse to such debtor generally, or to a member of the Group, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specific way) for breach of an obligation, representation or warranty (not being a payment obligation, representation or warranty or an obligation, representation or warranty to procure payment by another or an obligation, representation or warranty to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the Person against whom such recourse is available; and/or

(c) if:

(i) such debtor has been established specifically for the purpose of constructing, developing, owning and/or operating the relevant Asset or connected group of Assets; and

(ii) such debtor owns no Assets and carries on no business which is not related to the relevant Asset or connected group of Assets,

recourse to all the material Assets and undertaking of such debtor and the shares in the capital of such debtor and shareholder loans made to such debtor.

“Relevant Indebtedness” means any indebtedness for borrowed money represented by bonds, debt securities or other debt instruments which are for the time being quoted or listed on any stock exchange or other similar regulated securities market.

“Securitization Indebtedness” means any Relevant Indebtedness that is incurred in connection with any securitization, asset repackaging, factoring or like arrangement or any combination thereof of any assets, revenues or other receivables where the recourse of the Person making the Relevant Indebtedness available or entering into the relevant arrangement or agreement(s) is limited fully or substantially to such assets or revenues or other receivables.

“Security” means any mortgage, charge, pledge or other real security interest (sûreté réelle).

“Subsidiary” means:

(a) an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(b) in relation to our company, an entity that fulfils the definition in paragraph (a) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

CLEARANCE AND SETTLEMENT

Debt securities we issue may be held through one or more international and domestic clearing systems. The clearing systems ArcelorMittal uses are the book-entry systems operated by the Depository Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream”) and the Euroclear System, in Belgium (“Euroclear”). These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the debt securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade the debt securities across borders in the secondary market. Where payments for the debt securities ArcelorMittal issues in global form is made in U.S. dollars, these procedures can be used for cross-market transfers and the debt securities are cleared and settled on a delivery against payment basis.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to your interest in the debt securities held by them.

ArcelorMittal has no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal has no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal also does not supervise these systems in any way.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters for the debt securities. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

The Euroclear System

The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System plc, a U.K. corporation (the “Euroclear Clearance System”). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Euroclear Clearance System. The Euroclear Clearance System establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.

All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

Settlement

You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

TAX CONSIDERATIONS

The following summary of certain Luxembourg and U.S. federal income tax considerations is based on the advice of Bonn Schmitt Steichen, with respect to Luxembourg taxes, and on the advice of Cleary Gottlieb Steen & Hamilton LLP, with respect to U.S. federal income taxes. This summary contains a description of certain material Luxembourg and U.S. federal income tax consequences of the purchase, ownership and disposition of the debt securities, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the debt securities described in this prospectus. It does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Luxembourg. Any special U.S. federal income tax considerations relevant to a particular issue of debt securities, including any indexed debt securities, will be provided in the applicable prospectus supplement.

This summary is based on the tax laws of Luxembourg and the United States as in effect on the date of this prospectus, as well as on rules and regulations of Luxembourg and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary. Prospective purchasers of debt securities should consult their own tax advisers as to the Luxembourg, United States or other tax consequences of the ownership and disposition of the debt securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Luxembourg Taxation

Luxembourg tax residency of the holders of the debt securities

A holder of the debt securities will not become resident, or be deemed to be resident, in Luxembourg by reason only of the holding of the debt securities, or the execution, performance, delivery and/or enforcement of the debt securities (holding of the debt securities includes receipt of interest and repayment of the principal).

Withholding tax

Subject to the exceptions below, as a general rule, there is no withholding tax for Luxembourg residents and non resident holders of the debt securities on payments of interest (including accrued but unpaid interest) in respect of the debt securities, nor is any Luxembourg withholding tax payable on payments received upon repayment of the principal or upon an exchange of debt securities. As a first exception, in certain circumstances a withholding tax may apply to payments of interest pursuant to European Council Directive 2003/48/EC (the "Tax Savings Directive"), i.e. mainly for payments made to individuals. Under the Tax Savings Directive, each EU Member State (a "Member State") generally must provide to the tax authorities of another Member State details of interest payments or similar income paid by a Paying Agent within its jurisdiction to an entity which is not a legal person and whose profits are not taxed under the general arrangements for business taxation and which is not, or has not opted to be treated as, a UCITS recognized in accordance with Directive 85/611/CE (a “Residual Entity”) or to or for an individual (the "Beneficial Owner") established or resident in the latter Member State, although certain Member States (including Luxembourg) are entitled to apply a withholding tax system during a transitional period. The transitional period commenced July 1, 2005 and will terminate at the end of the first full fiscal year after the EU and certain non-EU states reach an agreement on the exchange of such information. The Tax Savings Directive was implemented into Luxembourg law by a law of June 21, 2005 which is in effect as of July 1, 2005. Due to certain bilateral agreements, relevant dependant and associated territories and certain non-EU States apply similar measures as of the same date.

According to the law of June 21, 2005 and bilateral agreements concluded by Luxembourg with relevant dependant and associated territories and certain non-EU States, during the transitional period, a Luxembourg Paying Agent may be required to withhold taxes on Interest payments to Residual Entities or to, or for the benefit of, Beneficial Owners established or resident in an EU Member State or in any of the relevant dependant and associated territories at a rate of 20% (applicable rate since July 1, 2008, increasing to 35% as from July 1, 2011), unless the Beneficial Owner has opted for an exchange of information or has provided a tax certificate.

For the purpose of this section, the terms “Paying Agent,” “Interest” and “Beneficial Owner” shall mean respectively “agent payeur,” “intérêt” and “bénéficiaire effectif” as these terms are defined in the Tax Savings Directive and in the law of June 21, 2005.

Another exception has been implemented by a law of December 23, 2005, effective as of January 1, 2006, which introduced a withholding tax of 10% on interest payments made to Luxembourg individual residents by a Luxembourg paying agent.

Income taxation of the holders of the debt securities

Taxation of Luxembourg non-residents

Holders of the debt securities who are non-residents of Luxembourg and who have neither a permanent establishment nor a fixed base of business in Luxembourg with which the holding of the debt securities is connected are not liable to any Luxembourg income tax, whether they receive payments of principal, payments of interest (including accrued but unpaid interest), payments received upon the redemption of the debt securities, or realize capital gains on the sale of any debt securities.

Taxation of Luxembourg residents—General

Holders of the debt securities who are residents of Luxembourg, or non-resident holders of the debt securities who have a permanent establishment or a fixed base of business in Luxembourg with which the holding of the debt securities is connected, must, for income tax purposes, include any interest received in their taxable income. They will not be liable to any Luxembourg income tax on repayment of principal.

For individuals resident in Luxembourg, the 10% tax withheld at source constitutes a final taxation.

Luxembourg resident individuals

Luxembourg resident individuals who are holders of the debt securities and who are acting in the course of the management of their private wealth are not subject to taxation on capital gains upon the disposal of the debt securities, unless the disposal of the debt securities precedes the acquisition of the debt securities or the debt securities are disposed of within six months of the date of acquisition of these debt securities. Upon redemption of the debt securities, individual Luxembourg resident holders of the debt securities must however include the portion of the redemption price corresponding to accrued but unpaid interest in their taxable income.

Luxembourg resident companies—permanent establishments

Luxembourg resident companies (sociétés de capitaux) that are holders of the debt securities or foreign entities which have a permanent establishment in Luxembourg with which the holding of the debt securities is connected, must include in their taxable income the difference between the disposal price (including accrued but unpaid interest) and the lower of the cost or book value of the debt securities disposed of.

Luxembourg resident companies benefiting from a special tax regime

Holders of the debt securities who are holding companies subject to the law of July 31, 1929, specialized investment funds governed by the law of February 13, 2007, family estate holding companies (sociétés de gestion de patrimoine familial) governed by the law of May 11, 2007 or undertakings for collective investment subject to the law of December 20, 2002 are tax exempt entities in Luxembourg, and are thus not subject to any Luxembourg tax (i.e. corporate income tax, municipal business tax and net wealth tax) other than the subscription tax calculated on their share capital or net asset value.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on a holder of the debt securities, unless (i) such holder is a Luxembourg resident company or (ii) the debt securities are attributable to an enterprise or part thereof which is carried on in Luxembourg through a permanent establishment or (iii) the debt securities are attributable to a fixed base of business in Luxembourg of their holder.

Other Taxes

There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by holders of the debt securities as a consequence of the issuance of the debt securities, nor will any of these taxes be payable as a consequence of a subsequent transfer, redemption or exchange of the debt securities.

There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the debt securities or in respect of the payment of interest or principal under the debt securities or the transfer of the debt securities.

No gift, estate or inheritance tax is levied on the transfer of the debt securities upon death of a holder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes.

United States Federal Taxation

In general, a United States person who holds the debt securities and is a beneficial owner of the debt securities will be subject to United States federal taxation. You are a United States person for U.S. federal income tax purposes if you are:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

•	a corporation or other entity taxable as a corporation organized under the laws of the United States or any political subdivision,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source, or

•

a trust if (i) a United States court is able to exercise primary supervision over the trust’s administration and (ii) one or more United States persons have the authority to control all of the trust’s substantial decisions.

If you are a United States person, the interest you receive on the debt securities will generally be subject to United States taxation and will generally be considered ordinary foreign source interest income on which you will be taxed in accordance with the method of accounting that you use for tax purposes. When you sell, exchange or otherwise dispose of the debt securities, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction and your tax basis in the debt securities. Your tax basis in a note generally will equal the cost of the note to you. If you are an individual and the note being sold, exchanged or otherwise disposed of is a capital asset held for more than one year, you may be eligible for reduced rates of taxation on any capital gain realized. Your ability to deduct capital losses is subject to limitations.

Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are not a United States person.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986, or

•

you have an office or other fixed place of business in the United States that receives the interest and you (i) earn the interest in the course of operating a banking, financing or similar business in the United States or (ii) are a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

If you are not a United States person, any gain you realize on a sale or exchange of the debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States, or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

The paying agent must file information returns with the United States Internal Revenue Service in connection with Note payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent and certify that no loss of exemption from backup withholding has occurred. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities, subject to the conditions described in the preceding sentence. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person. The amount of any backup withholding will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;

•	their compensation;

•	the estimated net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed, if applicable.

If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Contracts with Institutional Investors for Delayed Delivery

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

Expenses

The expenses of any offering of debt securities will be detailed in the relevant prospectus supplement.

VALIDITY OF SECURITIES

Unless otherwise specified in the prospectus supplement, the due authorization of the issuance of the debt securities and other matters governed by Luxembourg law will be passed upon for ArcelorMittal by Bonn Schmitt Steichen, its Luxembourg counsel, and the validity of the debt securities and certain other matters of New York law will be passed upon for ArcelorMittal by Cleary Gottlieb Steen & Hamilton LLP, its United States counsel, and for the underwriters by Davis Polk  & Wardwell.

EXPERTS

The consolidated financial statements of ArcelorMittal and subsidiaries (the “Company”) as of and for the years ended December 31, 2007 and 2008, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008 and incorporated by reference herein, have been audited by Deloitte S.A., as stated in their reports set forth therein and incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of income, changes in equity and cash flows of Mittal Steel Company N.V. (predecessor entity of ArcelorMittal) and subsidiaries (“Mittal Steel”) for the year ended December 31, 2006 and the retrospective adjustment to the 2006 financial statements, except for the consolidated financial statements of Arcelor S.A. and its subsidiaries (“Arcelor S.A.”, a consolidated subsidiary) (except for Dofasco, Inc., Belgo Siderurgia S.A., Companhia Siderúrgica Tubarão S.A., Sol Coqueria Tubarão S.A., Acindar Industria Argentina de Aceros S.A., Arcelor España S.A., Arcelor Largos Perfiles, and Laminados Velasco S.L., consolidated subsidiaries of Arcelor, whose consolidated financial statements for the period from August 1, 2006 to December 31, 2006, were audited by Deloitte Accountants B.V.), included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008, and incorporated by reference herein, have been audited by Deloitte Accountants B.V. as stated in their report set forth therein and incorporated by reference herein (which report expresses an unqualified opinion on the consolidated statements of income, changes in equity and cash flows, and includes an explanatory paragraph referring to (i) the retrospective adjustments made for the finalization of purchase accounting of Arcelor S.A. and (ii) the adjustment to the disclosure for a change in the composition of reportable segments). Such consolidated statements of income, changes in equity and cash flows have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated income statement, statement of cash flows, and statement of changes in shareholders’ equity of Arcelor S.A. (consolidated with those of the Company and not separately incorporated by reference herein), for the period from August 1, 2006 to December 31, 2006, have been audited by KPMG Audit S.à r.l., as stated in their report which is included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2008, and is incorporated by reference herein (which report expresses a qualified opinion because the omission of comparative financial information is not in conformity with IFRS and contains an explanatory paragraph stating that the consolidated financial statements are based on historical values of Arcelor S.A.’s assets and liabilities prior to its acquisition by Mittal Steel and, accordingly, do not include the purchase price adjustments to such amounts reflected in the consolidated financial statements of Mittal Steel as a result of such acquisition). Such consolidated income statement, statement of cash flows, and statement of changes in shareholders’ equity have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

All of the foregoing firms are independent registered public accounting firms.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

The Articles of Association of ArcelorMittal provide that ArcelorMittal will, to the extent permitted by law, indemnify every director and every member of the Group Management Board as well as every former director or member of the Group Management Board for the fees, costs and expenses reasonably incurred by him or her in the defense or resolution (including a settlement) of all legal actions or proceedings, whether civil, criminal or administrative, he or she has been involved in his or her role as former or current director or member of the Group Management Board of ArcelorMittal.

The right to indemnification does not exist in the case of gross negligence, fraud, fraudulent inducement, dishonesty or for a criminal offense, or if it is ultimately determined that the director or member of the Group Management Board has not acted honestly, in good faith and with the reasonable belief that he or she was acting in the best interests of ArcelorMittal.

Item 9. Exhibits.

1.1	Form of Underwriting Agreement.

4.1	Form of Indenture, between ArcelorMittal and HSBC Bank USA, National Association.

4.2	Form of debt securities for ArcelorMittal relating thereto (included in Exhibit 4.1).

5.1	Opinion of Bonn Schmitt Steichen as to the validity of the debt securities and as to certain matters of Luxembourg law.

5.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the validity of the debt securities as to certain matters of New York law.

8.1	Opinion of Bonn Schmitt Steichen as to certain matters of Luxembourg taxation (included in Exhibit 5.1 above).

8.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to certain matters of United States taxation (included in Exhibit 5.2 above).

12.1	Computation of ratio of earnings to fixed charges.

23.1	Consent of Deloitte S.A.

23.2	Consent of Deloitte Accountants B.V. (Mittal Steel Company N.V. and subsidiaries).

23.3	Consent of KPMG Audit S.à.r.l. (Arcelor S.A. and subsidiaries).

23.4	Consent of Bonn Schmitt Steichen (included in Exhibit 5.1 above).

23.5	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.2 above).

24.1	Powers of Attorney (included in signature page).

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.

Item 10. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate,

represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information set forth in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

5.	That, for the purpose of determining liability under the Securities Act to any purchaser,

(A)	Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7.	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES OF ARCELORMITTAL

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Luxembourg, on March 3, 2009.

ARCELORMITTAL

By:	/S/ H. J. SCHEFFER
Name:	H. J. Scheffer
Title:	Company Secretary

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mr. B.C. Agarwal, Mr. S. Maheshwari, Mr. A. Rinnen and/or Mr. H. Scheffer, severally and individually, and each of them (with full power to each of them to act alone) his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement on Form F-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated in respect of ArcelorMittal.

Signature	Title	Date

/s/ LAKSHMI N. MITTAL Lakshmi N. Mittal	Chief Executive Officer, Director and Chairman of the Board of Directors	March 3, 2009

/s/ ADITYA MITTAL Aditya Mittal	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 3, 2009

/s/ VANISHA MITTAL BHATIA Vanisha Mittal Bhatia	Director	March 3, 2009

/s/ NARAYANAN VAGHUL Narayanan Vaghul	Director	March 3, 2009

/s/ WILBUR L. ROSS, JR. Wilbur L. Ross, Jr.	Director	March 3, 2009

/s/ LEWIS B. KADEN Lewis B. Kaden	Director	March 3, 2009

François H. Pinault	Director

Signature	Title	Date
/s/ MICHEL MARTI Michel Marti	Director	March 3, 2009

/s/ JOSÉ RÁMON ÁLVAREZ RENDUELES José Rámon Álvarez Rendueles	Director	March 3, 2009

/s/ SERGIO SILVA DE FREITAS Sergio Silva de Freitas	Director	March 3, 2009

/s/ GEORGES SCHMIT Georges Schmit	Director	March 3, 2009

/s/ JEAN-PIERRE HANSEN Jean-Pierre Hansen	Director	March 3, 2009

/s/ JOHN O. CASTEGNARO John O. Castegnaro	Director	March 3, 2009

/s/ ANTOINE SPILLMAN Antoine Spillman	Director	March 3, 2009

HRH Prince Guillaume de Luxembourg	Director

Ignacio Fernández Toxo	Director

Malay Mukherjee	Director

Signature of Authorized Representative of ArcelorMittal

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of ArcelorMittal, has signed this registration statement or amendment thereto, as the case may be, in the City of Chicago, State of Illinois, on March 3, 2009.

Signature	Title
/s/ MARC JESKE	Authorized Representative in the United States Assoc. GC/Asst. Secretary
Marc Jeske

INDEX TO EXHIBITS

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement.

4.1	Form of Indenture, between ArcelorMittal and HSBC Bank USA, National Association.

4.2	Form of debt securities for ArcelorMittal relating thereto (included in Exhibit 4.1).

5.1	Opinion of Bonn Schmitt Steichen as to the validity of the debt securities and as to certain matters of Luxembourg law.

5.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the validity of the debt securities as to certain matters of New York law.

8.1	Opinion of Bonn Schmitt Steichen as to certain matters of Luxembourg taxation (included in Exhibit 5.1 above).

8.2	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to certain matters of United States taxation (included in Exhibit 5.2 above).

12.1	Computation of ratio of earnings to fixed charges.

23.1	Consent of Deloitte S.A.

23.2	Consent of Deloitte Accountants B.V. (Mittal Steel Company N.V. and subsidiaries).

23.3	Consent of KPMG Audit S.à.r.l. (Arcelor S.A. and subsidiaries).

23.4	Consent of Bonn Schmitt Steichen (included in Exhibit 5.1 above).

23.5	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.2 above).

24.1	Powers of Attorney (included in signature page).

25.1	Statement of eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.